Exhibit 10.29

Agreement #1140-2007

CONTRACT FRACTIONATION SERVICES AND COMMERCIAL PRODUCTS AGREEMENT

BETWEEN AND AMONGST	***TEXT OMITTED AND SUBMITTED SEPARATELY PURSUANT TO CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 230.406

CANADIAN BLOOD SERVICES

AND

TALECRIS BIOTHERAPEUTICS INC.

AND

TALECRIS BIOTHERAPEUTICS LTD.

TABLE OF CONTENTS

1	DEFINED TERMS AND INTERPRETATION	2

1.1	DEFINITIONS	2
1.2	SCHEDULES	5
1.3	LEAD	5

2	PURCHASE AND SALE OF GOODS/SERVICES	5

2.1	GOODS AND SERVICES	5
2.2	DISTRIBUTION OF PRODUCTS IN CANADA	6

3	DELIVERY OF COMMERCIAL PRODUCTS	6

3.1	FORECASTING	6
3.2	PRIOR FORECASTS TO BE HONOURED	6
3.3	ORDER FOR COMMERCIAL PRODUCTS	6
3.4	ANNUAL VOLUME	6
3.5	DELIVERY OF COMMERCIAL, PRODUCT AND REPORT ON STATUS OF COMMERCIAL PRODUCT DELIVERY	8
3.6	LATE DELIVERIES	8
3.7	VIAL SIZE AND PRODUCT INVENTORY	9
3.8	COMMERCIAL PRODUCT RECALLED, WITHDRAWN OR NOT VALIDLY DISTRIBUTED	9
3.9	PROCEDURES AND REMEDIES IN THE EVENT OF ALTERNATE SOURCING	10
3.10	MINIMUM SUPPLY GUARANTEE TO FURTHER PROTECT CANADIANS	11

4	COMMERCIAL PRODUCT SPECIFICATIONS	11

4.1	COMMERCIAL PRODUCT SPECIFICATIONS	11
4.2	SUPPLIER DETERMINES COMMERCIAL OR FRACTIONATION PRODUCTS ARE UNSUITABLE	11
4.3	CBS DETERMINES COMMERCIAL OR FRACTIONATION PRODUCTS ARE UNSUITABLE	12
4.4	SIGNIFICANT REDUCTION IN CONSUMER PREFERENCE	12

5	FRACTIONATION SERVICES	13

5.1	FORECASTING	13
5.2	ORDER FOR FRACTIONATION PRODUCTS	14
5.3	FORECASTING CONTINUED TO TERMINATION DATE	14
5.4	SURVIVAL OF ORDERS AFTER TERMINATION	14

6	PLASMA COLLECTION AND PROCESSING	14

6.1	PLASMA COLLECTION	14
6.2	RESPONSIBILITY FOR PLASMA IN CBS’ POSSESSION	14
6.3	NOTICE OF PLASMA PICKUP BY SUPPLIER	15
6.4	PICKUP, TRANSPORTATION AND STORAGE OF PLASMA BY SUPPLIER	15
6.5	PLASMA SEGREGATION	15
6.6	SUPPLIER RESPONSIBLE FOR EXPORTATION OF PLASMA	15
6.7	SHIPPING DOCUMENTS AND EXPORTATION OF PLASMA	16
6.8	RESPONSIBILITY FOR PLASMA IN SUPPLIER’S POSSESSION	16
6.9	SUPPLIER TO INSPECT PLASMA	16
6.10	CBS DETERMINES PLASMA DELIVERED TO SUPPLIER IS UNSUITABLE	16
6.11	RIGHT OF SUPPLIER TO REJECT CBS PLASMA	17
6.12	PLASMA RENDERED UNUSABLE BY SUPPLIER	17
6.13	REGULAR MEETINGS	18
6.14	CHANGE TO CBS STANDARD OPERATING PROCEDURES	18

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7	DELIVERY OF FRACTIONATION PRODUCTS AND RECORDS	18

7.1	DELIVERY SCHEDULE AND REPORT ON STATUS OF FRACTIONATION PRODUCT DELIVERY	18
7.2	WORK IN PROCESS	19
7.3	NOTICE OF DELAY IN DELIVERY OF FRACTIONATION PRODUCTS	19
7.4	DELAY IN DELIVERY OF FRACTIONATION PRODUCTS DUE TO CBS	20
7.5	RECORDS	20

8	DELIVERY OF PRODUCT	20

8.1	PRODUCT SHELF LIFE	20
8.2	DELIVERY OF PRODUCTS	20
8.3	RESPONSIBILITY FOR PRODUCTS	21
8.4	DUTY OF INSPECTION	22

9	PRICE, PAYMENT TERMS AND INVOICES	22

9.1	PRICE	22
9.2	PRICE ADJUSTMENTS	22
9.3	PAYMENT TERMS	23
9.4	INVOICES	24
9.5	PRICING NOT AFFECTED BY REMEDIES	24

10	REGULATORY AND QUALITY ASSURANCE MATTERS	24

10.1	REGULATORY CONDITION OF SUPPLY	24
10.2	IMPROVEMENTS	24
10.3	SPECIAL ACCESS PROGRAMME	25
10.4	COMMUNICATIONS	25
10.5	SUPPLIER INFORMATION	26
10.6	COMPLIANCE AUDIT	26

11	PRODUCT WITHDRAWALS/RECALLS	26

11.1	RECALL/WITHDRAWAL	26
11.2	PATIENT NOTIFICATION SYSTEM	27
11.3	ADVERSE EVENT REPORTING	27
11.4	REPLACEMENT PRODUCTS AND REPLACEMENT FRACTIONATION PRODUCTS	27

12	REPRESENTATIONS, WARRANTIES AND INSPECTION	28

12.1	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	28
12.2	REPRESENTATIONS AND WARRANTIES ON THE PRODUCTS	29
12.3	TITLE AND WARRANTY ON THE PRODUCTS	29
12.4	GUARANTEED YIELD	29
12.5	CURRENT INFORMATION	30
12.6	NO WAIVER	30
12.7	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	30

13	PATENT PROTECTION	30

13.1	NO INFRINGEMENT	30
13.2	INFRINGEMENT BY A PRODUCT OR PROCESS	30

14	INSURANCE AND INDEMNIFICATION	31

14.1	SUPPLIER’S INSURANCE	31
14.2	CBS INSURANCE	32
14.3	INDEMNITY	33
14.4	APPROVAL OF COUNSEL	34

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15	CHANGE	34

15.1	TECHNOLOGICAL CHANGE	34
15.2	DISPUTE RESOLUTION	35

16	TERMINATION	36

16.1	TERMINATION OF AGREEMENT	36
16.2	SUPPLIER EVENT OF DEFAULT	36
16.3	CBS EVENT OF DEFAULT	37

17	DISPUTE RESOLUTION	38

17.1	ARBITRATION	38

18	OPTION TO RENEW	39

18.1	RENEWAL	39

19	CUSTOMER SERVICE	39

20	VALUE ADD	39

21	GENERAL	39

21.1	EXTENDED MEANINGS	39
21.2	TIME	39
21.3	ENTIRE AGREEMENT	39
21.4	NOTICES	40
21.5	ASSIGNMENT	42
21.6	INDEPENDENT CONTRACTORS	42
21.7	SEVERABILITY	42
21.8	COMMUNICATION	42
21.9	GOVERNING LAW	43
21.10	CURRENCY	43
21.11	SUCCESSORS AND ASSIGNS	43
21.12	NO WAIVER	43
21.13	JOINT AND SEVERAL LIABILITY	43
21.14	REMEDIES CUMULATIVE	43
21.15	COUNTERPARTS	43
21.16	AMENDMENT	44
21.17	CONFIDENTIAL INFORMATION	44
21.18	PRICING INFORMATION TO CUSTOMERS	44
21.19	PUBLIC ANNOUNCEMENTS	44
21.20	FORCE MAJEURE	45

SCHEDULE “A” - COMMERCIAL PRODUCTS ANNUAL PURCHASE VOLUMES AND PRICES		46

SCHEDULE “B” - CURRENT PLASMA PRODUCTION SITES AND PLASMA PICK-UP SCHEDULE		47

SCHEDULE “C” - COMMERCIAL PRODUCT SPECIFICATIONS		48

SCHEDULE “D” - FRACTIONATION PRODUCTS AND PRICES FOR FRACTIONATION PRODUCTS		49

SCHEDULE “E” - INVENTORY LEVELS		50

SCHEDULE “F” - VIAL SIZES SUBSTITUTION / WASTAGE		51

SCHEDULE “G” - CUSTOMER SERVICE		52

SCHEDULE “H” - VALUE ADD		53

SCHEDULE “I” - B-19 TESTING SERVICES		55

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FRACTIONATION SERVICES AND COMMERCIAL PRODUCTS AGREEMENT

THIS AGREEMENT effective as of and from April 1, 2008 (hereinafter referred to as “Effective Date”) is made

BETWEEN AND AMONGST:

CANADIAN BLOOD SERVICES/

SOCIÉTÉ CANADIENNE DU SANG

1800 Alta Vista Drive

Ottawa, ON K1G 4J5

CANADA

(hereinafter referred to as “CBS”)

AND:

TALECRIS BIOTHERAPEUTICS INC.

79 TW Alexander Drive
Research Triangle Park
North Carolina 27709

USA

(hereinafter referred to as “Talecris US”)

AND:

TALECRIS BIOTHERAPEUTICS LTD.
5800 Explorer Drive, Suite #300

Mississauga, ON L4W 5K9
CANADA
(hereinafter referred to as “Talecris Canada”)

(Talecris US and Talecris Canada hereinafter collectively referred to as “Supplier”)

WHEREAS:

1)        CBS solicited proposals from various interested parties to provide contract Fractionation Services and Commercial Products as more particularly set out in a request for proposal entitled “Request for Proposal #177-2006” issued January 12, 2007 (as hereinafter defined);

2)        Supplier submitted a proposal to CBS to supply contract Fractionation Services and Commercial Products as more fully set out in the proposal dated February 5, 2007 (the “Proposal”);

3)        Supplier wishes to sell to CBS and CBS wishes to purchase from Supplier contract Fractionation Services and Commercial Products.

NOW THEREFORE in consideration of the premises, covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1              DEFINED TERMS AND INTERPRETATION

1.1          Definitions

Where used in this Agreement or any amendments or supplements to it, the following terms shall have the following meanings respectively:

“Agreement”, “this Agreement” and similar expressions refer to this Agreement including the Schedules referred to in Section 1.2 and not to any particular Article, Section or other portion of this Agreement and include every amendment or instrument supplementary to or in implementation of this Agreement;

“Binding Forecast” shall have the meaning given to it in Section 3.3;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario;

“Canadian Food and Drugs Act” means the statute of Canada cited as R.S.C. 1985, c. F-27 and regulations thereto, as amended from time to time;

“CBS Process” shall have the meaning given to it in Section 9.2(d)(i);

“Commercial Products” means all products from Supplier listed in Schedule “A” and all additions, substitutions and deletions to the Schedule from time to time occurring during the Term of this Agreement and a Commercial Product means any one of them;

“Consumers” means individuals to be infused with Commercial Products or Fractionation Products or the legal guardians/trustees of these individuals;

“CPI” means the annual average index obtained by averaging the “All items” indices for the twelve (12) months of the calendar year, as published by Statistics Canada at the end of the previous calendar year;

“Effective Date” means April 1, 2008;

“FDA” means the Food and Drug Administration of the United States of America, or any successor thereto;

“Forecast Day” means the fifth (5th) business day of each month;

“Fractionation Products” means the Plasma Intermediates and products resulting from the process whereby Supplier fractionates Plasma;

“Fractionation Products Rolling Forecast” shall have the meaning given to it in Section 5.1;

“Fractionation Services” means the fractionation of Plasma into Fractionation Products;

“Health Canada” means Her Majesty the Queen in right of Canada as represented by the federal Minister of Health and is the Regulator of Products in Canada;

“Héma-Québec” and “HQ” means the blood management organization in the province of Quebec;

“Improvement” means a change to any Product or Fractionation Service which enhances the safety, efficacy, identity, potency or purity of the Product;

“Inventory System” means the supply management system used by CBS for national inventory management of plasma protein products;

“Licensed Product” means a product licensed by Health Canada for sale or distribution in Canada;

“Plasma” means Recovered Plasma and Source Plasma collected in Canada;

“Plasma Intermediates” means any by-products produced during the fractionation of the Plasma by Supplier and returned to CBS as directed by CBS from time to time;

“Products” means collectively Fractionation Products, Commercial Products, and Replacement Fractionation Products;

“Product Specifications” or “Specifications” includes the product monograph, all labelling, package inserts and packaging for the Products as approved by Health Canada and for Commercial Products as set out in Schedule “C” as amended from time to time;

“Production Sites” means those sites identified in Schedule “B”;

“Recall” means any action ordered by Supplier to remove a Product from further distribution or use, or correction, of a Product that violates legislation administered by Health Canada, the FDA, or any other regulatory body with authority;

“Recovered Plasma” means the liquid portion of whole human blood that remains after separation of the cellular elements from whole blood;

“Replacement Fractionation Products” means products required by CBS pursuant to Sections 6.12, 7.3, 7.4, 11.4, and Schedule “I” and a Replacement Fractionation Product means any one of them;

“Replacement Product” means products required by CBS pursuant to any of Sections 3.6, 3.8, 3.9, 11.4, 15.1, and Schedule “I”;

“Rolling Forecast” means a twenty-four (24) month rolling forecast of CBS’ total monthly volume requirement for Commercial Products;

“Services” means all of the services expressly set out herein to be provided by Supplier, including the fractionation of Plasma into Fractionation Products;

“Shortage” means that the total inventory of any Product, issuable and riot subject to a quarantine, Recall or Withdrawal, of Fractionation Products and/or Commercial Products in the Inventory System has fallen below five (5) weeks supply for that Product;

“Source Plasma” means Plasma collected by apheresis;

“Special Access Programme” and “SAP” means Health Canada’s program to authorize distribution of unlicensed product in Canada;

“Target Levels” means the target inventory for Fractionation Products and Commercial Products (in weeks) as set out in Schedule “E” or as agreed in writing by the parties;

“Term” means that period of time commencing on the Effective Date and ending at the earlier of:

(i)    March 31, 2013 or

(ii)   termination of this Agreement as provided for herein.

Term also includes any extension or renewal of this Agreement as evidenced in writing;

“US”, “USA” and “United States” refers to the United States of America;

“Warehouse” means CBS’ primary warehouse at 1800 Alta Vista Drive, Ottawa, Ontario, Canada, or such other warehouse as may be designated in writing by CBS to Supplier and consented to by Supplier, which consent will not unreasonably be withheld; and

“Withdrawal” means any action ordered by Supplier or by CBS, in accordance with the terms of this Agreement, to remove a Product from further distribution or use, or correction, of a marketed product that does not violate legislation administered by Health Canada.

1.2          Schedules

The following are the schedules which are referred to in this Agreement and which form part of this Agreement:

Schedule “A”	–	Commercial Products Annual Purchase Volumes and Prices First Year Purchase Volumes
Schedule “B”	–	Current Plasma Production Sites and Plasma Pick-up Schedule
Schedule “C”	–	Commercial Product Specifications
Schedule “D”	–	Fractionation Products and Prices for Fractionation Products (Plasma volumes and prices)
Schedule “E.”	–	Inventory Levels
Schedule “F.”	–	Vial Size Substitution / Wastage
Schedule “G”	–	Customer Service
Schedule “H”	–	Value Add
Schedule “I”	–	B-19 Testing Services

1.3          Lead

The parties acknowledge that Supplier has entered into an agreement similar in form and substance with HQ, for the supply and distribution of Products. Supplier acknowledges that CBS and HQ pool Plasma for fractionation and are together responsible for the supply of Fractionation Products to Canadians. Supplier shall take directions only from CBS with respect to the following:

(i)	decisions relating to the acceptability of Plasma for pooling as between CBS and HQ;
(ii)	decisions relating to changes in pooling, including but not limited to, the method of pooling, testing of the pools, and tracking of the pools;
(iii)	decisions as to Fractionation Products to be produced from the pool, including but not limited to, vial size, and labelling;
(iv)	disposition of Plasma Intermediates; and
(v)	the provision to Supplier of the Plasma Volume Forecasts of CBS and HQ.

Supplier shall not take directions from HQ with respect to the Plasma, or the pooling of the Plasma concerning the matters above without the express written consent of CBS.

2              PURCHASE AND SALE OF GOODS/SERVICES

2.1          Goods and Services

CBS shall purchase or obtain from Supplier on a non-exclusive basis and Supplier shall sell or provide to CBS, on the terms and conditions in this Agreement, the Products and Services, in the quantities and for the prices set forth in Schedule “A” and Schedule “D”. In connection with the Fractionation Services, Supplier will, unless otherwise permitted by the provisions of this Agreement, use Plasma provided to it by CBS.

2.2          Distribution of Products in Canada

(a)           CBS hereby acknowledges and covenants that the Products are and shall be for distribution by CBS in Canada except that nothing herein shall prevent CBS from donating such Products to organizations outside Canada for charitable purposes, with the written permission of Supplier which permission will not unreasonably be withheld.

(b)           CBS further agrees to notify Supplier in writing as soon as reasonably possible if it suspects that any of the Products are being obtained from CBS for use, distribution or sale outside Canada, other than as set forth in Subsection 2.2(a) above,

3              DELIVERY OF COMMERCIAL PRODUCTS

3.1          Forecasting

CBS shall provide Supplier with the Rolling Forecast by the Forecast Day each month.

3.2          Prior Forecasts to be Honoured

The parties acknowledge that forecasts and commitments have been made prior to the Effective Date which are applicable for the first six (6) months of this Agreement.

3.3          Order for Commercial Products

By August 1st of the preceding year, CBS shall provide to Supplier, in each contract year, the annual amount of Commercial Products that CBS will purchase in that contract year. For each Rolling Forecast provided by CBS, the Product volumes identified in the first [***] months will be considered a binding obligation of CBS to purchase and the Supplier to deliver the Products identified within such month. The volume by vial size of such Product is then fixed for the first [***] months of each such forecast (the “Binding Forecast”). Should CBS fail to provide a Rolling Forecast in any month, the last Rolling Forecast provided will stand with the [***] month window for product volume and with the [***] month window for vial size configuration continuing for one additional month. In each Binding Forecast, CBS shall indicate the amounts to be delivered to CBS by Supplier in each weekly delivery.

3.4          Annual Volume

(a)           The volume of Commercial Products projected to be purchased by CBS and HQ and delivered by Supplier during the first year of the Agreement is set out in Schedule “A”. For each Commercial Products the unit price invoiced to CBS by the Supplier during the year will be determined by the projected first year volume identified in Schedule “A”. In the event that actual CBS and HQ combined purchases in the first year move the unit price into a different price tier as identified in Schedule “A”, the unit price applicable to the actual volume purchased by CBS and HQ shall be adjusted in accordance with the

***CONFIDENTIAL TREATMENT REQUESTED

unit price tier applicable to the actual volume purchased by CBS as shown in Schedule “A”. Any such adjustments, if applicable, shall be invoiced or credited by the Supplier within thirty (30) days after the anniversary date of the Agreement.

(b)           For the second year of the Agreement CBS agrees to purchase, and Supplier agrees to deliver, a volume for Commercial Product that is:

•       For Gamunex: between [***] and [***] of the previous year’s purchase volume, unless otherwise agreed to in writing by both parties.

•       For Plasbumin: between [***] and [***] of the previous year’s purchase volume, unless otherwise agreed to in writing by both parties.

•       For HyperHep B and GamaSTAN: volumes communicated by [***]. Subject to Supplier’s agreement, provided that such agreement shall not be withheld for any amount up to the amount purchased by CBS in the prior year.

(c)           For the third, fourth and fifth years of the Agreement, CBS agrees to purchase, and Supplier agrees to deliver, a volume for Commercial Product that is:

•       For Gamunex: between [***] and [***] of the purchase volume of years two, three and four respectively.

•       For Plasbumin: between [***] and [***] of the purchase volume of years two, three and four respectively.

•       For HyperHep B and GamaSTAN: volumes communicated by [***] of the second, third and fourth years of the agreement. Subject to Supplier’s agreement, provided that such agreement shall not be withheld for any amount up to the amount purchased by CBS in the prior year.

(d)           For each Commercial Product, the unit price invoiced to CBS by the Supplier during the year will be determined by the projected combined CBS and HQ purchase volume for the year communicated to the Supplier by [***] of the preceding year. In the event that actual combined CBS and HQ purchases in any year move the unit price into a different price tier as identified in Schedule “A”, the unit price applicable to the actual volume purchased by CBS shall be adjusted in accordance with the unit price tier applicable to the actual volume purchased by CBS and HQ as shown in Schedule “A”. Any such adjustments, if applicable, shall be invoiced or credited by the Supplier within thirty (30) days after the anniversary date of the Agreement.

(e)           Adjustments to annual purchase volumes may also result from CBS invoking its rights under Section 4.4 (Significant Reduction in Consumer Preference).

***CONFIDENTIAL TREATMENT REQUESTED

3.5          Delivery of Commercial Product and Report on Status of Commercial Product Delivery

(a)           Supplier shall deliver on a frequency of [***] deliveries per month or such other frequency as may be agreed upon from time to time the Commercial Products to CBS as set out in this Agreement and at the times and in the quantities set out in the Binding Forecast. In the event that CBS’ delivery requirements change during the Term other than as required by the Binding Forecast, CBS shall notify Supplier in writing of the revised requirements. Supplier shall use its reasonable best efforts to satisfy the revised requirements of CBS. CBS and Supplier shall agree in writing to the amended delivery schedule.

3.6          Late Deliveries

(a)           In the event that the Supplier becomes aware that it does not expect to meet the delivery schedule in the Binding Forecast, the Supplier shall promptly (but not later than [***] after Supplier becomes aware of the delay) advise CBS of the reasons therefore, and of the date by which the Supplier will be able to confirm whether it will be able to meet the delivery schedule. As soon as the Supplier is able to advise whether it can meet the delivery schedule, the Supplier shall notify CBS in writing, which notice shall indicate the Supplier’s next anticipated delivery date and delivery quantity. In the event that the Supplier’s inability to meet one or more deliveries results in CBS having an inventory Shortage or CBS is expected to have such result prior to the Supplier’s next anticipated shipment date, CBS shall notify the Supplier in writing and the Supplier shall have five (5) Business Days from receipt of such notice to make arrangements reasonably satisfactory to CBS to ensure delivery of sufficient quantities of such Product, or of a substitute therapeutic for such Product acceptable to CBS (“Replacement Product”), are delivered to CBS to increase its inventory of such Product or of a substitute therapeutic to the Target Level. If Supplier has not made such satisfactory arrangements within the five (5) Business Days, CBS may purchase the above mentioned Replacement Product from an alternate source(s) to replace that Product which the Supplier has indicated that it is unable to supply and the remedies in Section 3.9 shall apply. The Supplier will make all reasonable efforts to assist CBS in identifying an alternate source from which CBS can obtain Replacement Products.

(b)           Supplier shall use its reasonable best efforts to locate Commercial Product to minimize any delay and to ensure that such Commercial Product is delivered to CBS at no additional cost to CBS. If the delay in delivery will result in, or is likely to result in, a Shortage of any Commercial Product, the procedure set out in Section 3.9 will apply.

(c)           In the event a delivery is [***] late (excluding delays caused by severe weather or acts of God), Supplier shall pay to CBS a late delivery fee of [***] of the price of the quantity of Commercial Product that is late.

***CONFIDENTIAL TREATMENT REQUESTED

(d)           The late delivery fee is payable only when there is no cost differential for Replacement Product being paid on the late delivery. In the event that a late delivery fee is paid by Supplier, and the late delivery subsequently becomes the subject of a cost differential payment as described in Subsection 3.9(c), the amount of the cost differential payment will be reduced by the amount of any late delivery fee paid. This amount shall be credited against invoices or paid to CBS in cash, if there is insufficient Product remaining to be delivered to CBS pursuant to this Agreement.

3.7          Vial Size and Product Inventory

When a specific vial size of a Commercial Product is not delivered as set out in the applicable Binding Forecast then the terms of Schedule “F” shall govern.

In addition to the quantities received by CBS and held in its own inventory, Supplier shall keep in inventory in Canada for the exclusive use of CBS the equivalent of [***] weeks supply of IVIG available for immediate distribution to CBS. For GamaSTAN and HyperHep, Supplier shall keep in inventory in Canada [***] weeks of unreleased supply and [***] weeks of released supply available for immediate distribution to CBS. For Albumin, Supplier shall keep [***] weeks supply for year 1 of the Agreement and [***] weeks for years 2 to 5. Supplier shall provide CBS on a weekly basis, a report reflecting such inventory level. The Supplier shall plan production so as to ensure continuous supply of the Product and comply with the minimum inventory requirement identified above.

For the purposes of Subsection 3.6(a) and this Section 3.7, a week shall be 1/52nd of the amount set out in the annual volumes as described in Sections 3.3 and 3.4 hereof.

3.8          Commercial Product Recalled, Withdrawn or Not Validly Distributed

In the event of a:

(i)         Recall or Withdrawal of any Commercial Product that results in a Shortage, provided that the cause of such Shortage is not attributable to CBS; or

(ii)        Determination by Health Canada or any other governmental authority that the Commercial Product may not be validly distributed or used in Canada and such determination results in a Shortage, provided that the cause of such Shortage is not attributable to CBS;

and CBS acquires Replacement Product specifically to replace inventory levels such acquisition shall be governed by Section 3.9.

***CONFIDENTIAL TREATMENT REQUESTED

3.9          Procedures and Remedies in the Event of Alternate Sourcing

(a)           In the event of the occurrence of an event as described in Sections 3.6, 3.8 and 3.10, Supplier shall respond in writing to CBS within two (2) Business Days, or such longer time period if agreed to by CBS and Supplier, confirming whether it can provide Replacement Products and, if so, shall provide comprehensive specifications and proposed delivery schedule for such Replacement Products (the “Proposal”). If the Proposal is acceptable to CBS, CBS will so advise Supplier and the supply of the Replacement Product shall be governed by the terms of this Agreement.

(b)           If CBS, acting reasonably, rejects the Proposal or if no Proposal is offered within the stipulated or agreed time frame, CBS may proceed to locate Replacement Products from a third party selected by CBS. The quantity of Replacement Product purchased by CBS pursuant to this paragraph shall be obtained solely for the purpose of averting any Shortage. Supplier acknowledges that CBS has the right to purchase sufficient Replacement Product to re-establish its Target Level inventory. Supplier shall have the right to review the proposed purchase of Replacement Product by CBS and consent of Supplier to the purchase is required if reimbursement is to be sought by CBS. Supplier shall respond to CBS within one (1) Business Day of receipt of the notice of the proposed purchase of Replacement Product. If Supplier fails to respond in one (1) Business Day, then it shall he deemed to have consented. Consent of Supplier will not be unreasonably withheld.

(c)           If Replacement Product is purchased by CBS from a third party with the consent of Supplier, or if it is subsequently determined that Supplier’s refusal to consent to the purchase was unreasonable, Supplier shall compensate CBS for the amount, if any, that the price CBS would have had to pay to Supplier for the Commercial Product had it been delivered pursuant to this Agreement is less than the price paid to purchase the Replacement Product. Supplier’s obligations for such compensation for HyperHep shall be limited to [***] of the dollar value of purchases for HyperHep in the preceding year per occurrence. Such amounts shall be due and payable, in cash or in credit at the option of Supplier within fifteen (15) days of delivery by CBS of an invoice for such amounts. Compensation by Supplier of CBS pursuant to this paragraph shall be the limit of Supplier’s liability hereunder.

(d)           Nothing in this Section 3.9 shall limit the right of CBS to terminate this Agreement pursuant to Section 16 should the occurrence of an event as described in Section 3.8 constitute a material breach of this Agreement.

(e)           All communications relating to claim for Replacement Product under this Section 3.9 shall be delivered in accordance with the notice provision in Section 21.4 hereof.

***CONFIDENTIAL TREATMENT REQUESTED

3.10        Minimum Supply Guarantee to Further Protect Canadians

Supplier will supply to CBS and HQ as follows:

(i)         In the event that Supplier is able to produce [***] or more of Supplier’s planned global output, CBS and HQ will receive its full Commercial Product delivery; or

(ii)        In the event that Supplier produces less than [***] of Supplier’s planned global output, CBS and HQ will be protected from the full impact of a Shortage by receiving [***] more of Supplier’s Commercial Product allocation from Supplier than CBS and HQ would be proportionally entitled.

This is in addition to all other rights pursuant to this Agreement when Supplier is unable to supply Commercial Product.

4              COMMERCIAL PRODUCT SPECIFICATIONS

4.1          Commercial Product Specifications

Supplier shall provide to CBS Commercial Products in accordance with the Specifications.

4.2          Supplier Determines Commercial or Fractionation Products are Unsuitable

If, after any Commercial Products or Fractionation Products have been delivered to CBS, Supplier determines in its reasonable discretion that any Commercial Products or Fractionation Products are unsuitable or defective in any manner, and that such unsuitability or defect creates a reasonable likelihood of adverse risk to the safety or quality of any Commercial Products or Fractionation Products, Supplier shall give immediate notice by telephone and facsimile transmission to CBS of any such deficiency. In the event that Supplier, acting reasonably, notifies CBS that Supplier is Recalling or Withdrawing any Commercial Products or Fractionation Products, or is taking any other action to remedy any deficiencies in the Commercial Products or Fractionation Products, and requests that CBS co-operate in any such Recall or Withdrawal, or take action to remedy any deficiency in the Commercial Products or Fractionation Products (which request shall not be made unreasonably), CBS shall reasonably co-operate in any such Recall or Withdrawal, or shall take such action as is reasonably required by Supplier to remedy any deficiency in the Commercial Products or Fractionation Products. The costs of such Withdrawal, Recall or other action, including the cost of repairing or replacing any Commercial Products or Fractionation Products, shall be paid by Supplier.

***CONFIDENTIAL TREATMENT REQUESTED

4.3          CBS Determines Commercial or Fractionation Products are Unsuitable

(a)           If CBS determines, in its reasonable discretion, that any Commercial Products or Fractionation Products are unsuitable or defective in any manner and that such unsuitability or defect creates a reasonable likelihood of adverse risk to the safety or quality of the Commercial Products or Fractionation Products, CBS shall immediately notify Supplier, by telephone and facsimile transmission, of such deficiency. In the event that CBS, acting reasonably, notifies Supplier, that it is proceeding with the Withdrawal or quarantine of any Commercial Products or Fractionation Products, or is taking any other action to remedy any deficiencies in the Commercial Products or Fractionation Products, Supplier shall reasonably co-operate in any such action as is required by CBS to remedy any deficiency. The costs of such action, including the cost of repairing or replacing any Commercial Products or Fractionation Products, shall be paid by CBS if it is the party to whom causation is attributable or by Supplier if it is the party to whom causation is attributable. For greater certainty, CBS is not required to notify Supplier of any defect or possible defect caused by CBS while the Commercial Products or Fractionation Products are in CBS’ care and control and where there is no impact on Supplier under this Agreement, unless otherwise required by any regulatory authority.

(b)           In the event that CBS has caused the Withdrawal or quarantine of a Commercial Product or Fractionation Product pursuant to Subsection 4.3(a), and it is subsequently determined that the Commercial Product or Fractionation Product did or does not create a reasonable likelihood of adverse risk to the safety or quality of the Commercial Product or Fractionation Product, as determined by Health Canada, CBS will be required to:

(i)        return the Commercial Product or Fractionation Product to the market or remove the quarantine as applicable; and

(ii)       compensate Supplier for the direct costs to Supplier of such Withdrawal or quarantine.

4.4          Significant Reduction in Consumer Preference

(a)           A significant reduction in Consumer preference for a Commercial Product occurs when issues by CBS to its customers for a Commercial Product drop for two (2) consecutive months with a fifteen percent (15%) monthly decline below the previous six (6) month rolling average, together with evidence that the total market for the type of product in question has not decreased. CBS shall be required to notify Supplier as soon as possible in writing in the event that CBS intends to implement this Consumer preference clause. Such notification shall contain evidence of two (2) consecutive months with a fifteen percent (15%) monthly decline in Commercial Product orders and evidence that the total market for that type of product has not declined in a similar manner. CBS will informally communicate to Supplier as soon as it suspects that this Consumer preference clause may need to be invoked to allow Supplier to implement a plan to restore Consumer preference as soon as possible. For greater certainty, if the decline in demand is due to a shift by

Consumers to another manufacturer’s product that is functionally equivalent to, but significantly technologically and/or scientifically superior to the Commercial Product, then CBS shall exercise the recourse set out in Section 15.1.

(b)           Following written notice that CBS intends to invoke Subsection 4.4(a), Supplier will be granted:

(i)        two (2) months to restore at least twenty-five percent (25%) of the total drop in orders;

(ii)       if at the end of this two (2) month period, Supplier has restored twenty-five percent (25%) of the orders, Supplier shall be granted a further two (2) months to restore orders to the level that existed prior to the two (2) consecutive months with the fifteen percent (15%) monthly decline.

(c)           In the event that Supplier fails to-restore orders as set out in Paragraphs (i) and (ii) above, then the annual volume of the specific Commercial Product forecast by CBS shall be adjusted to reflect the loss of demand for the specific Commercial Product and the pricing shall be adjusted according to Schedule “A”.

(d)           In the event that Supplier does restore orders for the Commercial Product as provided for in this Section, the amount by which the volume declined during the initial two (2) months decline and the time set out in Subsections 4.4(b)(i) and 4.4(b)(ii), if applicable, will be deducted from the annual volume of Commercial Products forecast by CBS without any increase in price.

5              FRACTIONATION SERVICES

5.1          Forecasting

By August 1 of each contract year, CBS shall provide Supplier with a twenty-four (24) month rolling forecast of the projected monthly supply of Plasma available to the Supplier for fractionation from CBS and HQ. The Plasma Volume Forecast shall be updated by CBS and provided to Supplier on a quarterly basis. In the event the Plasma Volume Forecast is not updated and provided to Supplier for any quarter, the preceding Plasma Volume Forecast shall stand. Notwithstanding the foregoing, CBS and HQ shall collectively deliver to Supplier not less than [***] litres of Plasma per year for fractionation.

Each month, by the Forecast Day, CBS shall provide Supplier with a twenty-four (24) month rolling forecast of CBS’ monthly delivery requirements for Fractionation Products (“Fractionation Products Rolling Forecast”) for Fractionation Products. HQ will independently provide Supplier with a Fractionation Products Rolling Forecast.

***CONFIDENTIAL TREATMENT REQUESTED

5.2         Order for Fractionation Products

The forecast for each [***] month period immediately following each Forecast Day in the Plasma and Fractionation Products Rolling Forecast shall be deemed to be a commitment by CBS to purchase from Supplier and for Supplier to deliver, the Fractionation Products shown in the [***] month forecast and may not be amended except by the mutual written agreement of CBS and Supplier. The [***] month portion of the Fractionation Products Rolling Forecast shall include specific ordering instructions for vial sizes as well as quantities of Fractionation Products.

5.3         Forecasting Continued to Termination Date

The parties hereto agree that CBS will continue to submit a Fractionation Products Rolling Forecast to Supplier on a monthly basis until this Agreement is terminated unless Supplier and CBS agree in writing to phase out or amend the requirement for a monthly Fractionation Products Rolling Forecast as this Agreement approaches the end of the Term.

5.4         Survival of Orders after Termination

Any Plasma picked up by Supplier from CBS for fractionation by Supplier into Fractionation Products prior to the termination or expiration of this Agreement shall be fractionated by Supplier into Fractionated Products and for resale to CBS pursuant to this Agreement, and the rights and obligations of the parties hereto shall survive termination of the Agreement.

6            PLASMA COLLECTION AND PROCESSING

6.1         Plasma Collection

CBS agrees that all Plasma it collects in Canada for pickup by Supplier for fractionation by Supplier shall be collected, stored and transported in accordance with the Canadian Food and Drugs Act and the Drugs Directorate Guidelines on Blood Collection and Blood Component Manufacturing, 1992, established plasma specifications, and any amendments thereto, and in accordance with current import/export regulations.

6.1.1      Supplier will perform the B-19 Testing Services described in Schedule “I” at its Facility located in Raleigh, North Carolina (“Supplier Facility”), but may perform such Services at another location upon written notice to CBS.

6.2         Responsibility for Plasma in CBS’ Possession

CBS shall be responsible for and shall bear all risk of loss or damage to the Plasma collected while it is in its care, custody and control until picked up by Supplier or its agents, including but not limited to any loss or damage resulting from the improper storage, handling, packing, crating, and/or blocking of the Plasma at the Production Sites, except as otherwise provided in this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED

6.3          Notice of Plasma Pickup by Supplier

As of the Effective Date, Supplier shall follow the schedule of collection of Plasma set out in Schedule “B”, Notwithstanding the foregoing, Supplier shall provide CBS with reasonable advance notice of:

(i)    the time of pick up of any Plasma from the Production Sites (during normal business hours), such advance notice being not less than forty-eight (48) hours; and

(ii)   an annual schedule for each calendar year for the pick-up of Plasma from the Production Sites for transport to Supplier’s fractionation facility will be agreed upon by Supplier and CBS, taking into account the quantity of Plasma to be collected, storage capabilities and procurement plans. Such schedule is to serve as a guideline and may be amended upon reasonable notice to Supplier.

6.4          Pickup, Transportation and Storage of Plasma by Supplier

Supplier agrees to provide CBS with appropriate shipping containers, at no cost to CBS, to be utilized for the storage and transportation of the frozen Plasma. Supplier shall be required at its own expense to pick up the Plasma from the Production Sites and arrange for storage if required. Supplier reserves the right to select, in reasonable consultation with CBS, an alternate carrier or storage facility at any time.

6.5          Plasma Segregation

CBS further acknowledges and agrees that should any Plasma be held by CBS for transport to a fractionator other than Supplier, CBS must ensure:

(i)	that the Plasma destined for a third party never be handled by Supplier;

(ii)	that boxes, bags or other containers of Supplier are never used to store or transport Plasma destined for a third party fractionator; and

(iii)	that any Plasma to be sent to a third party fractionator be stored separately from Plasma to be picked up by Supplier and be clearly marked as destined for such third party fractionator.

6.6          Supplier Responsible for Exportation of Plasma

Supplier is responsible for all costs incurred for the exportation of Plasma outside of Canada and re-importation of Products to Canada including transportation, duty, excise, brokerage fees and customs in addition to ensuring documentation is prepared and available as required for exportation.

6.7          Shipping Documents and Exportation of Plasma

Prior to each Plasma shipment to the Supplier, Supplier will receive from CBS:

(i)    consolidated Plasma shipment summary document;

(ii)   statement of value for customs purposes; and

(iii)  copies of Production Sites Plasma shipment summaries.

Donation detail lists (Plasma unit sheets listing testing and acceptance) shall be shipped directly to the fractionation facility concurrent with the consolidated Plasma shipment.

6.8          Responsibility for Plasma in Supplier’s Possession

Supplier shall be responsible for and shall bear all risk of loss or damage to the Plasma while it is in the care, custody and control of Supplier or that of its shipper or its agents. This responsibility includes, but is not limited to, any loss or damage resulting from the improper storage, handling, loading, blocking and/or transportation of the Plasma, except as otherwise provided for herein, together with responsibility for the manufacture of all Plasma Intermediates and Fractionation Products required hereunder. Supplier shall take all reasonable steps within their respective responsibilities to ensure that Plasma and Fractionation Products arc appropriately segregated and not intermingled with other raw materials or Fractionation Products when in its care and control.

6.9          Supplier to Inspect Plasma

Immediately prior to the pooling of Plasma at Supplier’s fractionation facility, Supplier shall inspect the Plasma or otherwise ascertain that it conforms to the requirements of the appropriate regulatory authorities.

6.10        CBS Determines Plasma Delivered to Supplier is Unsuitable

If, after any Plasma has been picked up by Supplier, CBS determines, acting reasonably, that any of the Plasma is unsuitable or poses a reasonable likelihood of adverse risk to the safety or quality of any of the Fractionation Products, CBS shall immediately notify Supplier by telephone and facsimile transmission and shall provide instructions for the disposition of the Plasma. All rejected Plasma or Plasma Intermediates shall be held at the expense and risk of CBS until CBS directs Supplier on their disposition. However, if such circumstance is due to the negligence or wilful misconduct of Supplier, such costs shall be borne by Supplier.

6.11        Right of Supplier to Reject CBS Plasma

(a)           Supplier shall have the right, at any time while the Plasma is in its possession, as applicable, including after the Plasma has been pooled and during the fractionation process, to reject any Plasma or Plasma Intermediates which:

(i)    are determined to be deficient by CBS, with notice of any such deficiency to be provided to Supplier pursuant to Section 6.10, or

(ii)   do not meet the standards set out in Section 6.1, or

(iii)  are otherwise damaged, possibly contaminated, improperly packaged, labelled, stored, or improperly documented, or

(iv)  are, in the reasonable discretion of Supplier, unsuitable or pose a reasonable likelihood of adverse risk to the safety, quality, purity, potency or efficacy of any of the Fractionation Products.

(b)           Supplier shall immediately notify CBS by telephone and facsimile transmission of any such rejection by Supplier. CBS shall co-operate. with Supplier in any efforts to correct any deficiency attributable to any Plasma. Any retesting, reprocessing or additional processing and testing of Plasma, Plasma Intermediates or Fractionation Products shall be done by Supplier at the sole cost and expense of CBS with CBS’ consent, except in the case of rejected Plasma or Plasma Intermediates which are the responsibility of Supplier as provided for in Section 6.12. All rejected Plasma or Plasma Intermediates shall be held at the expense and risk of CBS until CBS directs Supplier on their disposition. However, if such circumstance is due to the negligence or wilful misconduct of Supplier, all such costs shall be paid by Supplier.

6.12        Plasma Rendered Unusable by Supplier

(a)           If any Plasma is rendered unusable while it is in the care, custody and control of Supplier, it shall replace Fractionation Products that were to result from the fractionation of such Plasma with equivalent products manufactured by Supplier (“Replacement Fractionation Products”). These Replacement Fractionation Products are to be supplied to CBS at the same cost as CBS would have been required to pay for Fractionation Products had Supplier not rendered the Plasma unusable. The availability of Replacement Fractionation Products from Supplier for the purpose of this Section shall be determined at the sole discretion of Supplier acting reasonably. Supplier shall supply and deliver Replacement Fractionation Products on the date scheduled for the delivery of the Fractionation Products.

(b)           In the event that Supplier is unable to supply Replacement Fractionation Products as set out above CBS may begin the procedures set out in Subsections 3.9(b) and (c).

6.13        Regular Meetings

The parties will, with HQ, which organization also has an agreement with Supplier, meet at least every six (6) months during the Term, beginning in the first quarter after the Effective Date. The purpose of these meetings is to discuss matters - related to this Agreement including, but not limited to, reconciliation of Plasma and Products, operational issues, new processes, procedures and products, inventory levels and regulatory issues. Supplier shall provide Canadian and global adverse drug reaction data for the Products at least every six (6) months at these meetings. Meetings may be cancelled if CBS, HQ and Supplier agree. CBS or Supplier may call a special meeting by giving written notice to the other party or parties and HQ. The location of the meetings is to be Ottawa, unless otherwise agreed. The parties agree to have the necessary and appropriate representatives, as identified prior to the meeting, in attendance at the meetings. Supplier shall provide to CBS in writing, a complete reconciliation report of Plasma and Products two (2) weeks prior to each meeting, provided that the meeting is scheduled at least six (6) weeks following the end of the prior quarter.

6.14        Change to CBS Standard Operating Procedures

(a)           In the event that CBS materially alters any of its Standard Operating Procedures (“SOP”) affecting the collection of the Plasma to be used for Fractionation Services during the Term of this Agreement unless otherwise agreed in writing, CBS must inform Supplier of the proposed change at least sixty (60) days in advance of implementing the change or, if such change is imposed by Health Canada within a shorter time frame, then CBS will notify Supplier as soon as reasonably possible. CBS will work with Supplier to evaluate the consequences of any such change on the Services.

(b)           Within sixty (60) days of receipt of the plan from CBS regarding implementing a change, Supplier shall submit to CBS a report detailing any increased or decreased costs associated with the change in SOP, including the cost of investigation such as additional validation work or pathogen safety research that may be required. CBS will notify Supplier if it accepts such costs.

7              DELIVERY OF FRACTIONATION PRODUCTS AND RECORDS

7.1          Delivery Schedule and Report on Status of Fractionation Product Delivery

Supplier shall deliver Fractionation Products in accordance with the Fractionation Products Rolling Forecast and the Weekly Delivery Schedule, and Supplier shall be required to provide monthly written updates to CBS, which shall include delivery status plans and a confirmation that the Fractionation Products to be delivered for the upcoming [***] period (“Projected Delivery”).

***CONFIDENTIAL TREATMENT REQUESTED

7.2          Work in Process

(a)           The volume of Work in Process Inventory (as defined in Subsection 7.2(b) below) as measured by the volume in litres of Plasma held and in process, shall not exceed the volume of Plasma picked up by Supplier from CBS and HQ in the previous eight (8) months unless the excess volume is caused directly or indirectly by CBS or HQ. Supplier shall not be responsible for disruption in processing caused by insufficient Plasma available for pickup from CBS or HQ.

(b)           Work in Process Inventory includes all Plasma provided by CBS and HQ that has been picked up by Supplier for Fractionation Services. It also includes all Fractionation Products, not yet released for distribution by Health Canada, processed from Plasma provided by CBS and HQ in the possession of Supplier. Work in Process Inventory does not include Plasma collected by CBS and HQ held in Canada awaiting pick up by Supplier unless delay in processing is due to Supplier’s failure to pick up Plasma.

7.3          Notice of Delay in Delivery of Fractionation Products

(a)           Except as provided for in Section 7.4 should it become apparent prior to a projected delivery date that a delivery of Fractionation Products cannot be made as scheduled in the Fractionation Products Rolling Forecast, Supplier shall promptly (but not later than forty-eight (48) hours after Supplier becomes aware of the delay) notify CBS of such-delay and provide CBS with an estimate, by telephone and facsimile transmission, of when Fractionation Product will be delivered. If the delay in delivery will result in, or is likely to result in, a Shortage of any Fractionation Product, Supplier shall be required, whenever possible, to provide Replacement Fractionation Products to CBS at the same price at which Supplier would have provided Fractionation Products pursuant to this Agreement. The availability of Replacement Fractionation Products from Supplier for the purpose of this Section shall be determined at the sole discretion of Supplier acting reasonably.

(b)           In the event that Supplier is unable to supply Replacement Fractionation Products as set out above, CBS may begin the procedures set out in Subsections 3.9(b) and (c).

(c)           Supplier shall reimburse CBS for any reasonable out-of-pocket expenses incurred by CBS in connection with any delay described in Subsection 7.3(a) above, including, without limitation, expenses relating to applicable communications with Consumers, hospitals and clinics.

7.4          Delay in Delivery of Fractionation Products due to CBS

Any delay in the delivery of Fractionation Products resulting from the failure of CBS to make the Plasma available to Supplier in accordance with the Plasma and Fractionation Products Rolling Forecast shall be the responsibility of CBS, and Supplier shall have no liability or responsibility therefrom. Supplier will make reasonable effort to fractionate the delayed shipment in a timely manner. In the event of any such delay, Supplier agrees to substitute Replacement Fractionation Products for Fractionation Products if available, on the terms provided for in this Agreement. The availability of Replacement Fractionation Products from Supplier for the purpose of this Section shall be determined at the sole discretion of Supplier acting reasonably.

7.5          Records

Supplier shall maintain accurate records from the time that Supplier, as applicable, takes possession of the Plasma, including but not limited to, as applicable, records of the Plasma, Plasma Intermediates and Fractionation Products during acceptance, processing and storage as well as laboratory testing reports, assays, correspondence and other documents concerning lot processing, tracking plasma units throughout the fractionation process and releases. Such records shall be made available for examination by duly authorized representatives of CBS upon reasonable request.

8              DELIVERY OF PRODUCT

8.1          Product Shelf Life

Supplier shall ensure that all Products shipped to CBS pursuant to this Agreement shall have a remaining minimum shelf life of twelve (12) months from the date of receipt by CBS. Where a Product or vial size is in short supply, and the available Product has less than the minimum remaining shelf life but no less than six (6) months remaining shelf life, Supplier shall be entitled to deliver to CBS the Product with Supplier’s agreement to take back any unused Product remaining in CBS’ inventory at the time of outdating. Where the only Product available has less than six (6) months remaining shelf life, Supplier and CBS must agree to the shortened shelf life in writing and Supplier agrees to take back any unused Product remaining in CBS’ inventory at the time of outdating, all at Supplier’s cost. All the Products returned under this Section will be credited by the Supplier.

8.2          Delivery of Products

(a)           Supplier will provide to CBS documentation satisfactory to CBS to establish that the Products received by CBS were transported under conditions where their quality and safety were not compromised.

(b)           Supplier agrees to transport all Products using a carrier selected by Supplier, which shall be required to operate in compliance with Supplier’s established standard operating procedures.

(c)           When Products are available for shipment to CBS, a shipment notification shall be sent by Supplier, by facsimile to CBS for each lot, outlining the projected delivery date and method, product code, lot number expiry date, quantity, and include a copy of Health Canada’s lot release, and the certificate of analysis which includes the date and place of manufacture of the Product and the quality control test results as well as their acceptable ranges.

(d)           Supplier agrees to co-ordinate all importation of the Products into Canada and to be responsible for all costs associated with the delivery of the Products into Canada and to the Warehouse, including transportation, storage, customs, excise, duty and brokerage fees.

(e)           The Products will be delivered by Supplier to the Warehouse. In the event that CBS changes the location of its Warehouse during the Term:

(i)    where there are additional costs associated with the change of location, CBS shall be responsible for such additional costs associated with the delivery of the Products to the new location; or

(ii)   where there is a decrease in cost associated with the change of location, CBS shall be entitled to a price reduction for such decrease in costs associated with the delivery of the Products to the new location.

Such costs shall include transportation, storage, customs, excise, duty and brokerage fees incurred by reason of such change of location. In emergencies or other extenuating circumstances Supplier will, at the request of CBS, deliver Products to destinations other than the Warehouse. Any additional costs resulting from such change in delivery shall be the responsibility of CBS; unless said emergency and/or extenuating circumstances arise directly or indirectly from the actions, whether negligent or not, omissions or misconduct of Supplier, Supplier’s carrier or its permitted assigns. In this event, Supplier shall be liable for all such costs.

8.3          Responsibility for Products

Supplier shall be responsible for and bear all risk of loss or damage to the Products to be delivered by Supplier to the Warehouse while the Products are in Supplier’s care, custody and control. Such responsibility includes, but is not limited to, any loss or damage resulting from the improper storage, handling, packing, crating, loading, blocking and/or transportation of the Products to be delivered by Supplier. For the purpose of this Section, the time during which the Products are in transit from Supplier’s facility to the Warehouse, or other reasonable destination designated by CBS, shall be deemed to be a period during which the Products are in the care, custody and control of Supplier. For greater certainty, the Products shall be f.o.b. the Warehouse.

8.4          Duty of Inspection

(a)           CBS shall inspect the pallets of Products within ten (10) days after delivery to ensure there is no obvious damage to external packaging;

(b)           CBS shall notify Supplier of damage as set out above and shall return any damaged Products to Supplier, at Supplier’s expense, and shall receive a full credit. For greater certainty, CBS has no duty to test the Products and this provision does not apply to latent defects or product deficiencies and shall not relieve Supplier of its liability or responsibility for such defects or deficiencies.

9              PRICE, PAYMENT TERMS AND INVOICES

9.1          Price

The prices for Commercial Products to be charged to CBS by Supplier, during the first twelve (12) months of the Term are in US dollars in accordance with Schedule “A”. The prices to be charged to CBS for the Services during the first twelve (12) months of the Term are in US Dollars and charged according to Fractionation Products produced in accordance with Schedule “D”.

9.2          Price Adjustments

(a)           Annual

Prices for all Products may increase at the start of each Agreement year (April 1) by up to the maximum of the average increase in CPI over the previous calendar year. Supplier shall notify CBS in writing within forty-five (45) days of the start of each Agreement year of the proposed price change.

Notwithstanding the foregoing, if the average wholesale price in the US of any Product decreases in years 3 or 4 of the Agreement compared to the average wholesale price in the US in the previous year, then the price for such Product payable under this Agreement in years 4 and 5 respectively shall be [***].

(b)           Improvements Mandated by Regulator – Products

Where Supplier is directed by the regulator with authority, to make an Improvement which will result in a price increase for a Product, Supplier shall provide CBS with notice in accordance with Section 10.2 and shall substantiate the proposed price increase. Supplier and CBS shall negotiate in good faith the amount and timing of any proposed price increase to CBS. If CBS and Supplier do not agree on the price increase for the mandated Improvement, then Supplier shall have thirty (30) days to withdraw the price increase. Price increase shall not take effect until after said thirty (30) day period. If Supplier does not do so, then CBS may elect to accept the increase or terminate the Agreement with respect to the Product immediately without cost or penalty.

***CONFIDENTIAL TREATMENT REQUESTED

(c)           Supplier Initiated Improvements – Commercial Products

With respect to an Improvement initiated by Supplier for a Commercial Product which will result in a price increase to CBS, Supplier shall notify CBS by April 1 of the prior year. Supplier shall substantiate the price increase and Supplier and CBS shall negotiate in good faith the amount and timing of any proposed price increase to CBS which, for greater clarity, will not be implemented prior to April 1 of the following year. If CBS provides final notice to Supplier n writing that it does not agree to the price from Supplier, then Supplier shall have thirty (30) days to withdraw the price increase. Price increase shall not take effect until after said thirty (30) day period. If Supplier does not do so, then CBS may elect to accept the increase or terminate the Agreement with respect to the Product immediately without cost or penalty.

(d)           Supplier Initiated Improvements – Fractionation Products

With respect to an Improvement initiated by Supplier for a Fractionation Product, Supplier shall notify CBS in accordance with Section 10.2, and;

(i)    If this Improvement will increase the price of the Fractionation Product to CBS, or will require CBS to make a change to its collection, processing, storage or shipping of Plasma (“CBS Process”), CBS and Supplier shall negotiate in good faith the amount and timing of the proposed price increase to CBS. If CBS does not agree to accept a price increase, or is unwilling or unable to make the required change to CBS Process then Supplier remains obligated to continue to provide Fractionation Services in accordance with this Agreement until the expiry of the Term. If the Supplier Initiated Improvement becomes mandated by the regulator during the Term of the Agreement then CBS agrees to pay the price increase retroactively to the date of implementation. If CBS and Supplier do not agree on the price increase for the mandated Improvement, the parties shall proceed to arbitration.

(ii)   If this Improvement will not increase the price and does not require a change to CBS Process, Supplier may implement such Improvement on notice by Supplier to CBS.

Notwithstanding anything to the contrary in this Agreement, prices shall not be increased and CBS shall pay no charge or fee for the implementation by Supplier of the ISBT 128 standards during the term of this Agreement.

9.3          Payment Terms

Payment of invoices not disputed in good faith shall be net thirty (30) days from the latter of the date of the receipt of the Product by CBS or invoice from Supplier. The Supplier agrees to provide CBS with a prompt payment discount of one percent (1%) whenever payment for an invoice is made to the Supplier within ten (10) days of receipt of invoice.

9.4          Invoices

Supplier shall include a packing slip with all deliveries of Products. Supplier shall deliver to CBS an invoice. in duplicate, for the Products delivered. All invoices shall be in US dollars and shall set out the amounts of the Products, less any Products returned in accordance with this Agreement, Goods and Services Tax (“GST”) and other taxes payable on the order as well as Supplier’s GST registration number if applicable.

9.5          Pricing Not Affected by Remedies

Notwithstanding anything to the contrary in this Agreement, in the event that CBS exercises any right or remedy as a result of supply problems caused or to the extent contributed by Supplier that reduces the amount of any Product delivered to CBS by Supplier under this Agreement, the annual volume for that Product may be reduced by such amount at the discretion of CBS but the pricing for that Product shall remain at the level determined by Schedule “A” as if the annual volume were not so reduced.

10           REGULATORY AND QUALITY ASSURANCE MATTERS

10.1        Regulatory Condition of Supply

Supplier shall obtain and submit a copy of the Notice of Compliance (“NOC”) issued by Health Canada to CBS in order to show that the Products to be supplied meet the requirements of Health Canada. If the NOC is subject to any conditions, then Supplier shall, not less than one (1) time per year, update CBS on the progress in satisfying the conditions, and shall issue a letter to health care providers not less than one (I) time per year describing the original conditions and the progress in satisfying the conditions. This letter shall be distributed to hospitals by CBS.

10.2        Improvements

(a)           In the event that Supplier makes or plans to make an Improvement, Supplier shall advise CBS of such change or planned change at least three (3) months prior to the implementation of any such change, except under exceptional circumstances, such as where patient safety is involved, when the notification period may be shorter. Updates will be provided by Supplier at the regular semi-annual meetings.

(b)           In the event that the Improvement will require CBS to change CBS Process for fractionation, Supplier shall provide CBS with one (1) year advance notice to enable it to make the change, validate it and apply to Health Canada for amendment to its license.

(c)           In the event that any regulator with authority notifies Supplier that it will be requiring any such Improvement in a shorter timeframe, Supplier shall notify CBS within five (5) Business Days of receipt of notice by Supplier of such required change.

(d)           In addition, if the Improvement requires approval by Health Canada, Supplier shall notify CBS within five (5) Business Days of the date the application is filed with Health Canada.

(e)           If Supplier makes any Improvement to the Commercial Products and unless the parties otherwise agree, Supplier shall use all reasonable efforts to include such Improvement in the Commercial Products being supplied under this Agreement. Supplier will at the time of, or within a reasonable timeframe and no longer than six (6) months after filing the submission for the improved or changed Commercial Product, apply for approval of Health Canada for the Improvement. Should the Improvement not be permitted due to Health Canada requirements, Supplier will advise CBS.

(f)            No party shall be responsible for, or have any liability to, any other party with respect to any delays in obtaining such approval to the extent these delays are caused by Health Canada or result from the failure to meet any requirements imposed or administered by Health Canada that are significantly more onerous than those of the FDA.

10.3        Special Access Programme

(a)           If any Commercial Product, licensed at the time of execution of this Agreement, is no longer licensed by Health Canada and becomes available only under SAP during the Term, such Commercial Product shall be provided to CBS for release pursuant to SAP (“SAP Commercial Product”).

(b)           Notwithstanding Subsection 10.3(a), if an action or decision of Health Canada requires CBS to move to a licensed product produced by any other manufacturer, Supplier shall reimburse CBS for any inventory of SAP product(s) upon return of such SAP product. In this event, CBS will have the option to terminate this Agreement with respect to such SAP Commercial Product(s).

(c)           If a SAP Commercial Product becomes licensed by Health Canada during the Term, and CBS has not moved to a licensed product produced by another manufacturer, Supplier agrees to replace any inventory of SAP Commercial Product with licensed Commercial Product at no cost to CBS. If the SAP Commercial Product is converted into a licensed Commercial Product by Health Canada and may validly be distributed, then CBS will not be entitled to the replacement of said inventory.

10.4        Communications

Supplier shall promptly advise CBS and provide CBS with copies of the following correspondence with Health Canada regarding the Products manufactured by Supplier, their manufacture, the processing of Plasma into Fractionated Product, and/or the inspection of any of Supplier’s facilities:

(i)      Supplemental/New Drug Submission and a New Drug Submission cover letters only, or if the said letters do not clearly identify the nature of the submission, documentation identifying the nature of the submission;

(ii)     Notices of Compliance;

(iii)	Product Monographs approved by Health Canada;

(iv)	Health Canada Exit Notices and Supplier’s Responses;

(v)	FDA 483’s and Supplier’s Responses;

(vi)	Recall/Withdrawal information and correspondence;

(vii)	Warning letters issued by the FDA or Notices of Intent issued by Health Canada with respect to premises where Products are manufactured; and

(viii)	Changes to the telephone numbers to be used by Consumers or healthcare professionals to report adverse drug reactions both during normal business hours and after hours.

Other documents regarding regulatory issues will be provided to CBS by agreement of Supplier, on a case by case basis.

10.5        Supplier Information

Supplier, shall, upon execution of this Agreement, notify CBS in writing, of the name of its senior regulatory person. In the event of a change of the designated person during the Term, Supplier shall immediately notify CBS, in writing, of such change.

10.6        Compliance Audit

CBS shall be entitled to audit Supplier’s facilities and quality systems, the books and records of Supplier in respect of production and quality assurance matters arising from the Agreement; provided that CBS shall be responsible for its own costs and is conducted at a reasonable time. The results of all audits will be maintained as confidential to be used for the purposes of and as contemplated by this Agreement or as otherwise required by law.

Supplier shall provide responses including corrective measures to audit observations in a timely manner. Supplier shall use its best efforts to implement said measures within a reasonable time frame.

11           PRODUCT WITHDRAWALS/RECALLS

11.1        Recall/Withdrawal

(a)           Immediately upon execution of this Agreement, Supplier shall establish and CBS shall be notified by Supplier of its respective toll-free telephone number and contact name(s) for customers’ enquiries or questions.

(b)                                 Supplier must provide supporting information or documentation to CBS for dissemination immediately and not later than twenty-four (24) hours by telephone and facsimile of a decision to Recall/Withdraw any of the Products.

(c)                                  Subject to Sections 4.2 and 4.3, all costs of Recall/Withdrawal including all incremental costs incurred by the parties, both internal and out of pocket, shall be the responsibility of and shall be paid by CBS if the causation is attributable to CBS or by Supplier if the causation is attributable to Supplier.

(d)                                 Subject to Subsection 11.1(e), Supplier will provide the spokesperson on the specifics of the Recall/Withdrawal and shall provide an explanation as to why the Product was recalled/withdrawn unless the Withdrawal is initiated by CBS.

(e)                                  Any news release or disclosure relating to a removal from the market, quarantine, Recall or Withdrawal of a Product and referencing CBS must be reviewed and approved by CBS prior to release by Supplier.

(f)                                    Any news release or disclosure, excluding customer cover letters, relating to a removal from the market, quarantine, Recall or Withdrawal of a Product and referencing Supplier must be reviewed and approved by Supplier prior to release by CBS.

11.2        Patient Notification System

Supplier understands that the Patient Notification System (“PNS”) was created to provide a fast, confidential method to provide information to Consumers on Recall or Withdrawal events. Supplier agrees, at its cost, to participate in the PNS as a subscriber and to provide all information regarding Recalls or Withdrawals to PNS at the same time the information is provided to Health Canada and CBS.

11.3        Adverse Event Reporting

In accordance with Health Canada regulations, CBS will promptly notify Supplier by facsimile of any adverse drug reactions potentially associated with the use of the Products reported to it. Supplier shall provide written reports on investigation within sixty (60) days of receipt of CBS’ written notification.

11.4        Replacement Products and Replacement Fractionation Products

Any Replacement Products or Replacement Fractionation Products proposed by Supplier under Sections 3.6, 3.8, 3.9, 6.12, 7.3 and 7.4 must be licensed by Health Canada or if no Replacement Products or Replacement Fractionation Products are licensed by Health Canada, approved by Health Canada under its SAP.

12           REPRESENTATIONS, WARRANTIES AND INSPECTION

12.1        Representations and Warranties of the Parties

Each of the parties represent and warrant that at the time of entering into this Agreement:

(a)                                  It is duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation, and is qualified to do business and in the case of CBS to carry on its activities, and is in good standing in each jurisdiction in which the performance of its obligations hereunder requires such qualification (except where such failure to qualify would not have a material adverse effect) and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

(b)                                 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate or other legal action and do not and will not:

(i)                          require any consent or approval of its shareholders or members as the case may be;

(ii)                       violate any provision of any law, rule, regulation, order, writ, judgment, injunction decree, determination or award presently in effect having applicability to it and known to it or any provision of its charter documents; or

(iii)                    result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(c)                                  This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

(e)                                  It has good and marketable title to or valid leases or licenses for all its properties, rights and assets necessary for the completion of its responsibilities under this Agreement, subject only to the claim of any relevant lessor or licensor.

(f)                                  There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to its knowledge) threatened against it that, if adversely determined could (either individually or in the aggregate) have a material adverse effect on its ability to perform its obligations under this Agreement.

12.2                        Representations and Warranties on the Products

12.2.1                Supplier represents and warrants to CBS that the Products shall:

(i)            Be manufactured, stored, released and transported in accordance with:

(a)                                  Canadian regulations (including without limiting the generality of the foregoing, Good Manufacturing Practices) and all other applicable laws and regulations; and

(b)                                 Suppliers Quality Assurance and Quality Control processes;

(ii)                                Comply with the certificates of analysis;

(iii)                             Conform to any and all Specifications, descriptions or designs furnished by Supplier in any Product inserts or labelling;

(iv)                            Comply with all laws, regulations or codes in force in Canada; and

(v)                               Be transported to CBS in a manner in which their quality, safety and efficacy are not compromised.

12.2.2                Supplier further represents and warrants that, if required, valid Health Canada approvals have been issued and are in good standing. Supplier shall notify CBS immediately upon any notice of deficiencies or requests for submissions with respect to any of the Products.

12.3                      Title and Warranty on the Products

Supplier hereby warrants title in and to the Commercial Products.

12.4       Guaranteed Yield

(a)                                Supplier guarantees that the minimum annual g/litre IGIV yield from recovered Plasma shall be [***] g/litre.

(b)                               Supplier guarantees that the minimum yield for IGIV in g/Iitre from source or buffy coat plasma shall be the average yield of the first [***] lots of source or buffy coat plasma from CBS provided by Supplier.

***CONFIDENTIAL TREATMENT REQUESTED

(c)                                Supplier guarantees that the minimum yield for Albumin 25% will be [***] g/litre.

(d)                               If the yield falls below the above stated amounts for either IGIV or Albumin 25%, Supplier will provide additional Commercial Product to make up the deficiency, at the lesser of the price CBS pays for Fractionation Products or Commercial Products.

12.5        Current Information

Supplier represents and warrants that the information currently provided to CBS and which will, from time to time, be amended or further provided with the Products, including without limitation, any regulatory filings, circulars and package inserts, are current, accurate and fulfill any regulatory requirements for the Products.

12.6        No Waiver

Each of the foregoing warranties shall not be (nor shall the same be deemed to be) waived, in whole or in part, as a result of any audit or pre-testing conducted by or on behalf of CBS or any third party, except as expressly provided for herein.

12.7        Survival of Representations and Warranties

All representations, warranties, covenants and indemnities made herein or in any document delivered pursuant hereto or incorporated by reference herein, whether expressed or implied by law or otherwise, shall survive inspection and acceptance thereof and payment thereof and shall ensure to the benefit of the parties notwithstanding the termination or expiration of this Agreement.

13           PATENT PROTECTION

13.1        No Infringement

Supplier hereby represents and warrants to the best of its knowledge to CBS that none of the Commercial Products or processes related to the provision of Fractionation Services or any component thereof infringe or will constitute an infringement of any patents, trademarks, cell ownership, industrial designs, copyrights and trade secrets when Products are used according to approved  uses.

13.2        Infringement by a Product or Process

Should any Commercial Product or process related to the fractionation of Plasma be found to infringe any third party intellectual property rights, and such infringement negatively impacts CBS or created liability for CBS, Supplier shall, in addition to the indemnity provided in Section 14.3, in respect to each infringing Product or process:

(i)                                     substitute the Product with fully equivalent non-infringing product;

***CONFIDENTIAL TREATMENT REQUESTED

(ii)	modify the infringing Product or process so that it no longer infringes but remains functionally equivalent; or

(iii)	obtain for CBS at Supplier’s expense, the right to continue to use the Commercial Products, or Fractionation Products manufactured by the infringing process.

14                                  INSURANCE AND INDEMNIFICATION

14.1                        Supplier’s Insurance

Supplier shall provide and maintain during the Term of the Agreement, at its own expense, the following insurance coverage: general liability insurance shall have limits no less than ten million dollars ($10,000,000) and product liability insurance shall have limits no less than ten million dollars ($10,000,000) per incident and 10 million dollars ($10,000,000) per annum in the aggregate.

(a)                                  Supplier shall provide CBS with proof of valid insurance coverage for Supplier. A certificate of insurance issued by the insurer shall be acceptable to CBS as proof of coverage.

(b)                                 All of the aforementioned certificates provided by the insurer to Supplier shall certify the following:

(i)	that the required insurance policies are valid and the coverage specified in this Section 14.1, is in effect;
(ii)	that CBS has been added to the certificate as an additional named insured with respect to the general liability insurance referred to in this Section 14.1;
(iii)	a cross-liability clause is in existence;
(iv)	the insurer shall provide notice of amendments or cancellation to CBS; and
(v)	a waiver of subrogation in favour of CBS.

(c)                                  Supplier shall provide CBS with at least fifteen (15) days advance written notice of any policy cancellation or any change in the amount of coverage or type of insurance stipulated with respect to Supplier. In no case shall Supplier materially alter, cancel or allow to lapse any stipulated insurance while CBS is receiving Products or Services pursuant to the terms and conditions of this Agreement.

(d)                                 The foregoing insurance provisions shall not limit the amount or type of insurance otherwise required by law. It shall be the sole responsibility of Supplier to determine what additional insurance coverage, if any, is necessary and advisable for its own protection or to fulfill its obligations under this Agreement. Any such additional insurance shall be provided and maintained by Supplier, as applicable, at its own expense.

(e)                                  Supplier warrants to CBS that it has not done or will not do anything which would cause the stipulated insurance policy or policies carried by Supplier to be suspended, impaired, cancelled or otherwise adversely affected,

(f)                                    In the event of a proceeding, claim or demand brought or made against CBS, involving Supplier, CBS shall forthwith provide notice to Supplier and vice versa.

14.2        CBS Insurance

CBS shall provide and maintain during the term of the Agreement, at its own expense, the following insurance coverage: general liability insurance shall have limits no less than ten million dollars ($10,000,000) per incident and ten million dollars ($10,000,000) per annum in the aggregate.

(a)                                  CBS shall provide Supplier with proof of valid insurance coverage. A certificate of insurance issued by the insurer shall be acceptable to Supplier as proof of coverage.

(b)                                 All of the aforementioned certificates provided by the insurer to CBS shall certify the following:

(i)	that the required insurance policies are valid and the coverage specified in this Section 14.2, is in effect;
(ii)	that Supplier has been added to a certificate as an additional named insured with respect to the general liability insurance referred to in this Section 14.2;
(iii)	a cross-liability clause is in existence;
(iv)	the insurer shall provide notice of amendments or cancellation to Supplier; and
(v)	a waiver of subrogation in favour of Supplier.

(c)                                  CBS shall provide Supplier with at least fifteen (15) days advance written notice of any policy cancellation or any change in the amount of coverage or type of insurance stipulated. In no case shall CBS materially alter, cancel or allow to lapse the stipulated insurance during the Term.

(d)                                 The foregoing insurance provisions shall not limit the amount or type of insurance otherwise required by law. It shall be the sole responsibility of CBS to determine what additional insurance coverage, if any, is necessary and advisable for its own protection or to fulfill its obligations under this Agreement. Any such additional insurance shall be provided and maintained by CBS at its own expense.

(e)                                  CBS warrants to Supplier that CBS has not done or will not do anything which would cause the stipulated insurance policy or policies carried by CBS to be suspended, impaired, cancelled or otherwise adversely affected.

(f)                                    In the event of a proceeding, claim or demand brought or made against Supplier involving CBS, Supplier shall forthwith provide notice to CBS and vice versa.

14.3        Indemnity

(a)                                  Each of the Parties shall indemnify and hold the other(s) and its respective members, directors, officers, employees, agents and other representatives harmless from and against all damages, costs, expenses, charges, losses or liabilities whatsoever (including, without limitation, legal fees and claims of third parties of whatsoever kind, but excluding special, incidental or consequential damages) arising from or incidental to any failure by such party to perform and discharge its obligations and liabilities herein; PROVIDED HOWEVER that this indemnity shall not apply (nor shall it be deemed to apply) to the extent of any damages, costs, expenses, charges, losses or liabilities whatsoever resulting from, or contributed to by, the negligence, wrongful intentional act or failure to act or breach of Agreement of the claiming party or its members, trustees, directors, officers, employees, agents and representatives.

(b)                                 CBS hereby agrees to indemnify and hold Supplier, and its respective directors, officers, employees, agents and other representatives harmless from and against all damages, costs, expenses, charges, losses or liabilities whatsoever (but excluding special, incidental or consequential damages) arising from or incidental to any latent defect in the Plasma; PROVIDED HOWEVER that this indemnity shall not apply (nor shall it be deemed to apply) to the extent that those damages, costs, expenses, charges, losses or liabilities whatsoever resulted from:

(i)	the negligence of, or an intentional act or failure to act by Supplier; or,
(ii)	the material breach by Supplier, of any of the terms or conditions of this Agreement; or
(iii)	any unauthorized or false warranty made by Supplier.

(c)                                  Supplier hereby agrees to indemnify and hold CBS and its respective directors, officers, employees, agents and other representatives harmless from and against all damages, costs, expenses, charges, losses or liabilities whatsoever (but excluding special, incidental or consequential damages) arising from or incidental to any latent defect in the Products; PROVIDED HOWEVER that this indemnity shall not apply (nor shall it be deemed to apply) to the extent that those damages, costs, expenses, charges, losses or liabilities whatsoever resulted from:

(i)	the negligence of, or an intentional act or failure to act by CBS; or,
(ii)	the material breach by CBS of any of the terms or conditions of this Agreement; or,
(iii)	any unauthorized or false warranty made by CBS.

(d)                                 In the event that a party (the “Indemnitee”) becomes aware of any action, claim or demand in respect of which the other party (the “Indemnitor”) is liable to indemnify indemnitee pursuant to this Agreement, the Indemnitee shall promptly notify the Indemnitor thereof. The Indemnitor shall at all times have the right at its sole and only expense to dispute and contest in the name of the Indemnitee or otherwise any such action, claim or demand. The Indemnitee shall fully co-operate with the Indemnitor and its counsel in any proceedings with respect to any such action, claim or demand,

(e)                                  These indemnities shall survive the termination of this Agreement and shall be in addition to and shall not affect any other indemnity contained herein. The Indemnitor shall also have the right at all times, at its sole and only expense, to settle any action, claim or demand subject to the right of the Indemnitee to approve any and all documentation of or relating to, such settlement.

14.4       Approval of Counsel

The Indemnitee reserves the right to approve or reject (acting reasonably) counsel for any lawsuit or proceeding for which any claim for indemnification may be made against the Indemnitor. In the event of any such suit neither party nor its representatives shall make any public disclosure or comment (other than as part of the actual legal proceedings) without the prior written consent of the other.

15           CHANGE

15.1       Technological Change

(a)                                  If CBS believes, acting reasonably, that

(i)                       a third party has Health Canada’s approval to introduce a new product to the Canadian market which is functionally equivalent to, but significantly technologically and/or scientifically superior to any of the Commercial Products supplied under this Agreement; or

(ii)                   the Commercial Products arc obsolete;

CBS shall promptly notify Supplier as to its belief and shall provide reasoning and documentation to support such claim. Supplier shall have fifteen (15) days from the receipt of the said notice to respond to CBS, either agreeing or disagreeing with such belief and shall provide reasoning and documentation for its position.

If Supplier agrees with CBS, CBS may immediately proceed to acquire Replacement Products from alternative sources. If Replacement Products are obtained by CBS the relevant quantity of Commercial Product to be obtained by Supplier pursuant to the Agreement shall be decreased accordingly.

If Supplier fails to respond to CBS within fifteen (15) days, then CBS shall have the right to cancel the Agreement with respect to the Commercial Product(s) in question.

(b)                                 If CBS believes, acting reasonably, that:

(i)

a third party will be introducing or has introduced a new process for fractionating Plasma which is functionally equivalent to, but significantly technologically and/or scientifically superior to the process used for fractionating CBS Plasma pursuant to this Agreement; or

(ii)	the Fractionation Products arc obsolete;

CBS shall promptly notify Supplier, as to its belief and shall provide reasoning and documentation to support such claim. Supplier shall have fifteen (15) days from the receipt of the said notice to respond to CBS, either agreeing or disagreeing with such belief and shall provide reasoning and documentation for its position.

If Supplier agrees with CBS, CBS may immediately proceed to contract with alternative source(s) for the purchase of fractionation services. If an alternative source of service is obtained by CBS the portion of the Agreement relating to Fractionation Services or particular Fractionation Products shall be terminated, subject to Section 5.4.

If Supplier fails to respond to CBS within fifteen (15) days, then CBS shall have the right to cancel the Agreement with respect to the Services, subject to Section 5.4.

15.2                      Dispute Resolution

(a)                                For the purposes of Section 15.1 only, if Supplier does not agree:

(i)	that the third party’s product or service is significantly technologically and/or scientifically superior; or,

(ii)	that the Commercial Product is obsolete;

Supplier shall so notify CBS, and CBS and Supplier shall attempt, by bona fide negotiations to resolve their differences, within a reasonable period not to exceed thirty (30) days from CBS’ receipt of Supplier’s notice.

In the event that CBS and Supplier cannot resolve a dispute under this Section within the thirty (30) day period, the matter may be referred to arbitration by Supplier pursuant to the provisions of Section 17.

(b)                               If, after the thirty (30) day period set out in (a) such dispute remains unresolved, CBS shall be entitled to purchase Commercial Products or Fractionation Services from the third party pending resolution of the dispute. If the dispute is resolved in Supplier’s favour, CBS shall be required to resume purchasing the Products or Services from Supplier as soon as is reasonably possible and shall be liable to Supplier for any loss, including any loss of profit, incurred by Supplier as a result of CBS purchasing products or fractionation services from a third party pursuant to this Section. The parties hereto agree that a reasonable estimate of Supplier’s loss for the purposes of this Section shall be fifteen percent (15%) of the price CBS pays for Product that CBS failed to purchase because of CBS’ decision to purchase products or services from a third party.

16           TERMINATION

16.1        Termination of Agreement

CBS or Supplier, at its option, may, without prejudice to any other right or remedy it may have, immediately terminate this Agreement or suspend its obligations hereunder if an Event of Default (as defined in Section 16.2, or 16.3 as applicable) occurs (other than, in the case of CBS, an Event of Default with respect to itself, or in the case of Supplier, an Event of Default with respect to itself), by giving the other parties written notice thereof. If such termination or suspension occurs, the terminating party shall be relieved of any further obligations under this Agreement, other than obligations that are intended to survive termination and payment of any outstanding invoices or obligations previously incurred.

16.2        Supplier Event of Default

A “Supplier Event of Default” shall mean:

(a)                                  the failure by Supplier to meet the claims, representations or warranties made on labelled promotional or Product information or on labelled Products as required pursuant to this Agreement;

(b)                                 any misrepresentation herein contained resulting in a material adverse effect on CBS, or any material breach by Supplier of any warranty, obligation or other provision of this Agreement. It is acknowledged and agreed that persistent or repeated minor breaches can amount to a material breach if they cause a significant adverse effect to CBS;

(c)                                  an attachment is made of all or substantially all of the property or assets of Supplier;

(d)                                 the making of a general assignment by Supplier for the benefit of its creditors;

(e)                                  the appointment (by court order or otherwise) of a receiver, receiver/manager or a trustee for the benefit of one or more of the creditors of Supplier;

(f)                                    the filing of a voluntary petition in bankruptcy, adjudication as a bankrupt or the filing of an answer or admission seeking relief pursuant to applicable bankruptcy law pertaining to Supplier or any filing by or against Supplier of any proceedings under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C.-36, as amended; or comparable legislation in the USA; or

(g)                                 the filing of an involuntary petition in bankruptcy pertaining to Supplier which petition is not dismissed, vacated, set aside or stayed within forty-five (45) days.

A Supplier Event of Default shall, for the events described in Subsections 16.2(a) and (b) above, take effect thirty (30) days after notice being given by CBS to Supplier, specifying the default or breach, during which time Supplier shall be entitled to cure the noted default.

16.3        CBS Event of Default

A “CBS Event of Default” shall mean:

(a)                                  any misrepresentation herein contained resulting in a material adverse effect on Supplier or any material breach by CBS of any warranty, obligation or other provision of this Agreement. It is acknowledged and agreed that persistent or repeated minor breaches can amount to a material breach if they cause a significant adverse effect to Supplier;

(b)                                 an attachment is made of all or substantially all of the property or assets of CBS;

(c)                                  the making of a general assignment by CBS for the benefit of its creditors;

(d)                                 the appointment (by court order or otherwise) of a receiver, receiver/manager or a trustee for the benefit of one or more of the creditors of CBS;

(e)                                  the filing of a voluntary petition in bankruptcy, adjudication as a bankrupt or the filing of an answer or admission seeking relief pursuant to applicable bankruptcy law pertaining to CBS or any filing by or against CBS of any proceedings under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C.-36, as amended;

(f)                                    the filing of an involuntary petition in bankruptcy pertaining to CBS which petition is not dismissed, vacated, set aside or stayed within forty-five (45) days; or

(g)                                 CBS, or its successor, ceases to co-ordinate or loses the authority to co-ordinate the national blood supply program for Canada, excluding the province of Quebec.

A CBS Event of Default shall, for the events described in Subsection 16.3(a) above, take effect thirty (30) days after notice being given by Supplier specifying the default or breach, during which time CBS shall be entitled to cure the noted default.

17                                  DISPUTE RESOLUTION

17.1                        Arbitration

(a)                                  The parties agree that in the event of any dispute or claim between CBS and Supplier arising under or in connection with this Agreement other than described in Section 15.1, or any order issued pursuant to this Agreement, including, but not limited to, the interpretation or application of this Agreement, the parties will endeavour to resolve the dispute with diligence and good faith negotiations.

(b)                                 If the parties have been unable to resolve the dispute, despite diligence and good faith negotiations, such dispute or claim shall be settled by arbitration, as dictated by this Section.

(c)                                  All questions, disputes or differences of opinion involving the interpretation, application, administration, or alleged violation of this Agreement including a question of whether a matter is arbitrable shall be settled by arbitration.

(d)                                 The arbitration will take place in the City of Ottawa unless otherwise agreed by the parties, and each party may be represented by counsel at the arbitration.

(e)                                  In the event that one party wishes a dispute to be put to arbitration then such party shall give fifteen (15) days written notice thereof to the others. If the parties cannot agree upon a single arbitrator within fifteen (15) days after demand by one of them for arbitration, then each of (i) CBS, and (ii) Supplier shall select one arbitrator. The two arbitrators selected shall then choose a third arbitrator in order that the dispute may be finally resolved by a majority of the panel of three arbitrators.

(f)                                    The parties acknowledge that it would be advantageous to the resolution of disputes if the arbitrators chosen possess relevant scientific, technical, legal or medical knowledge, and they will endeavour to select arbitrators with the requisite expertise. The expense of the arbitration shall be divided equally among the parties. Any such arbitration shall be conducted in accordance with the laws of the Province of Ontario including, but not limited to, the Arbitration Act (Ontario) and the rules and procedures set forth therein, from time to time in force and effect. The decision of the arbitrators shall be final and binding and any of the parties may make application to a court of competent jurisdiction for the judicial acceptance of the award and an order for enforcement.

(g)                                 The parties hereby agree that prior to the disclosure of any material in furtherance of this Section, the parties and the selected arbitrators shall be required to enter into confidentiality agreements to protect information disclosed during the arbitration process and the ruling of the arbitrators.

18                                  OPTION TO RENEW

This Agreement may be extended or renewed by mutual written Agreement of the parties.

18.1                        Renewal

(a)                                  The Term may he extended for a one (1) year term from April 1, 2013 upon mutual agreement as evidenced in writing by both parties.

(b)                                 The Term may he extended for a second one (1) year term from April 1, 2014 upon mutual agreement as evidenced in writing by both parties.

(c)                                  If either party wishes to extend the Term under this Section 18.1, a written notice must be sent to the other at least one hundred and eighty (180) days prior to the end of the Term (or the extended Term).

19                                  CUSTOMER SERVICE

During the Term, the Supplier shall perform the customer service obligations sets forth in Schedule G.

20                                  VALUE ADD

During the Term, Supplier shall provide value add contributions as set forth in Schedule H for the benefit of CBS and such other parties listed therein.

21                                  GENERAL

21.1                        Extended Meanings

In this Agreement, words importing the singular number include the plural and vice versa.

21.2                        Time

Time shall be of the essence.

21.3                        Entire Agreement

This Agreement, including the attached Schedules, constitutes the entire Agreement between and among the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between and among the parties. There are no warranties, representations, or other agreements between or among the parties in connection with its subject matter except as specifically set forth in this Agreement. No supplement, modification, amendment, or waiver of this Agreement shall be binding unless executed in writing by all parties.

21.4        Notices

(a)                                  Any notice or demand required or permitted to be given by one party to the other shall be in writing and shall be:

(i)            personally delivered;

(ii)           sent by courier, prepaid; or

(iii)          sent by facsimile.

(b)                                 The address of each party for any such notice shall be as follows:

To CBS:

(i)                                     in all cases to:

Canadian Blood Services
1800 Alta Vista Drive
Ottawa, ON K1G 4J5
CANADA

Attention:	Executive Director, Plasma Products and Services
Telephone:	(613) 739-2327
Facsimile:	(613) 739-2025

(ii)                                  where the matter relates to regulatory issues including Quality Assurance, Quality Control or Quality Systems, a copy to:

Attention:	Vice-President, Quality and Regulatory Affairs
Telephone:	(613) 739-2036
Facsimile:	(613) 739-2505

(iii)                               where the matter relates to a business or financial issue, a copy to:

Attention:	Director, Supply Management
Telephone:	(613) 739-2350
Facsimile:	(613) 739-2023

(iv)                              where the matter relates to an alleged breach by CBS, notice to be given to:

Attention:	Vice-President General Counsel and Corporate Secretary
Telephone:	(613) 739-2121
Facsimile:	(613) 739-2099

In the case of Supplier to:

Talecris Biotherapeutics Inc.
79 TW Alexander Drive
Research Triangle Park

North Carolina 27709

USA

Attention:	John Gaither, Executive Vice President, General Counsel & Secretary
Telephone:	(919) 316-6147
Facsimile:	(253) 390-6623

and to

Talecris Biotherapeutics Ltd.
5800 Explorer Drive, Suite #300
Mississauga, ON L4W 5K9
CANADA

Attention:	Mr. Joel Abelson
Telephone:	(905) 614-5580
Facsimile:	(905) 614-5590

with a copy to:

Attention:	Ms Janet Thompson Mar
Talecris Biotherapeutics Ltd.
1785 Alta Vista Drive, Suite 103
Ottawa, ON	K1G 3Y6
Telephone:	(613) 730-3905
Facsimile:	(613) 730-3910

Any party may from time to time change its address by written notice to the other parties given in accordance with the provisions of this Section. Any notice given by personal delivery or courier shall be deemed to be received on the date of delivery. Any notice by facsimile shall be deemed to be received when it is properly sent.

(c)           Effectiveness of Notice

A notice is effective only if the party giving or making the notice has complied with Subsections 21.4 (a) and (b) above and if the addressee has received the notice. A notice is deemed to have been received as follows:

(i)                                     If a notice is delivered in person or by internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt.

(ii)

If a notice is sent by facsimile, upon receipt by the party giving the notice of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent its entirety to the addressee’s facsimile number.

(iii)

Despite the other clauses of this subsection (c), if a notice received after 5:00 pm on a Business Day where the addressee is located, then the Notice is deemed received at 9:00 am on the next Business Day where the addressee is located.

21.5        Assignment

Neither this Agreement nor any of the rights or obligations of any party may be assigned without the prior written consent of the other parties which consent shall not unreasonably be withheld provided that such consent will not be required for assignment to an Affiliate as defined by the Canada Business Corporations Act, R.S.C., 1985, c. C-44 as amended.

21.6        Independent Contractors

The parties are contractors independent of each other and none of them has the authority to bind any other to any third person or otherwise to act in any way as the representative of the other unless otherwise expressly agreed to in writing by the other or required by the provisions of this Agreement. Except as may be set forth herein, the parties shall not have, and they shall not hold themselves out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of or binding upon the other. It is understood and agreed that no party, their respective shareholders, members, directors, officers, employees, agents, and other legal representatives have, nor are they to be construed to have, any relationship with the others (whether as an employee, agent, partner or otherwise) except that of the parties being independent contractors in respect of the matters which are subject of this Agreement.

21.7        Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and everything else in this Agreement shall continue in full force and effect.

21.8        Communication

CBS may, in its sole discretion, contact Supplier at any time and from time to time to discuss issues arising in connection with the performance of this Agreement.

21.9                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the province of Ontario and shall be treated in all respects as an Ontario contract. The parties submit to the jurisdiction of the Courts of Ontario with respect to any dispute, claim or other matter arising under this Agreement and the Courts of Ontario shall have exclusive jurisdiction with respect to any such dispute, claim or other matter subject to the provisions of Section 17. The parties agree that the United Nations Convention on contracts for the International Sale of goods shall not apply to this Agreement.

21.10                 Currency

All references to currency arc in US dollars unless otherwise specifically stated.

21.11                 Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, and permitted successors and assigns.

21.12                 No Waiver

No waiver by any party hereto of any breach of any of the provisions of this Agreement by another shall take effect or be binding upon the party unless agreed in writing. Unless otherwise provided therein, a waiver shall not limit or affect the rights of the party granting the waiver with respect to any other breach.

21.13                 Joint and Several Liability

Talecris US and Talecris Canada shall be jointly and severally liable for the obligations of Supplier set out in this Agreement.

21.14                 Remedies Cumulative

Except as otherwise expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, and no single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

21.15                 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement.

21.16      Amendment

This Agreement may not be amended or modified in any way except by the written consent of the parties hereto.

21.17      Confidential Information

All information pertaining to the technology, business and affairs of the other parties obtained as a result of or in respect of this Agreement shall be kept and maintained in confidence and will not be disclosed to any other person, except:

(i)	to the auditors, legal counsel and professional advisors of the parties hereto provided that the professional advisors have signed a confidentiality agreement with the disclosing party;

(ii)	if such information enters the public domain otherwise than by a breach of this Agreement; and

(iii)

if disclosure of such information is required by virtue of any present or future applicable law, regulation or ruling by a relevant government or governmental board, commission, department, bureau or authority to which the relevant party hereto is subject.

21.18      Pricing Information to Customers

(a)                                  Supplier agrees that CBS has the right to provide detailed pricing or cost information to its members, the provincial and territorial Ministers of Health and their delegates, and to health care professionals, hospitals and CBS stakeholders.

(b)                                 Supplier will consult with CBS prior to Supplier releasing any pricing or cost information relating to any Fractionation Products.

21.19      Public Announcements

No public announcement or press release relating in any way to this Agreement shall be made without the prior written consent of the other party and the joint approval of the contents of such announcement or release except where any such announcement is required by law, in which case the announcing party will send by facsimile or e-mail the draft announcement to the others immediately upon becoming aware of the legal requirement and, in any event, before releasing such announcement.

21.20      Force Majeure

Except as otherwise provided in this Agreement, neither party shall be liable to the other party and no party hereto shall be deemed in default hereunder for any failure or delay to perform any of its covenants and Agreements caused or arising out of the following acts (providing the same is not within the control of the said party): acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, riots, fire, storm, flood or explosion. If a failure or delay is caused by one of the events above-mentioned, all times provided for in this Agreement shall be extended for a period commensurate with the period of the delay and, to the extent possible, the said party affected will take all reasonable steps to remedy the delay caused by the events above-mentioned; provided; however, that nothing contained in this Section shall require either party to settle any industrial dispute.

IN WITNESS WHEREOF Supplier and CBS have executed this Agreement, each on the date indicated.

CANADIAN BLOOD SERVICES			TALECRIS BIOTHERAPEUTICS INC.

By	/s/ Ian Mumford		By:	/s/ Alberto R. Martinez, M.D.

Name:	Ian Mumford		Name:	Alberto R. Martinez, M.D.

Title:	Chief Operating Officer	2007/12/03	Title	President	12/13/07

CANADIAN BLOOD SERVICES			TALECRIS BIOTHERAPEUTICS LTD.

By	/s/ Pauline Port		By:	/s/ Alberto R. Martinez, M.D

Name:	Pauline Port		Name:	Alberto R. Martinez, M.D

Title:	VP Corporate Services & CFO	2007/12/07	Title	President	12/13/07

CANADIAN BLOOD SERVICES

By	/s/ G. Sher

Name:	G. Sher

Title:	CEO	2007/12/10
APPROVED AS TO
LEGAL FORM
/s/ [ILLEGIBLE]
TALECRIS BIOTHERAPEUTICS
LAW DEPT.

SCHEDULE “A” - COMMERCIAL PRODUCTS ANNUAL PURCHASE VOLUMES AND PRICES

CBS FIRST YEAR PURCHASE VOLUMES

Product Prices:

Product	Unit of Measure	Price per Unit of Measure ($US)
Gamunex®	gram	$	[***]
Plasbumin®	25 gram eqv.	$	[***]
HyperHEPTM B S/D	ml	$	[***]
GamaSTAN® S/D	ml	$	[***]

Notwithstanding the foregoing, in any contract year, should less than 30,000 ml of HyperHep S/D be purchased by CBS and HQ, the price for HyperHep S/D shall be $109.06 per ml.

The Price Per Unit of Measure may be adjusted in accordance with Section 9.2 of the Agreement.

CBS First Year Purchase Volumes:

Product	Unit of Measure	Projected First Year Volume
Gamunex®	gram	[***]
Plasbumin®	25 gram eqv.	[***]
HyperHEPTM B S/D	ml	[***]
GamaSTAN® S/D	nil	[***]

The First Year Purchase Volumes in the table above shall be the volumes for the purpose of Subsection 3.4(a) of this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “B” - CURRENT PLASMA PRODUCTION SITES

AND PLASMA PICK-UP SCHEDULE

Pick-up Site	Address	Min Pick up Frequency
BC & Yukon	4750 Oak Street Vancouver, BC V6H 2N9	Every Week

Edmonton	8249-114th Street Edmonton AB T6G 2R8	Bi-Weekly

Calgary	737-13th Ave SW Calgary AB T2R 1J1	Bi-Weekly

Saskatchewan	2571 Broad Street Regina SK S4P 3B4	Bi-Weekly

Winnipeg	777 William Street Winnipeg MB R3E 3R4	Bi-Weekly

London	850 Commissioners Road East London ON N6C 2V5	Bi-Weekly

Hamilton	299 Main Street East Hamilton ON L8N 1H8	Weekly

Toronto	67 College Street Toronto ON M5G 2M1	Weekly

Thunder Bay	1165 Barton Street Thunder Bay ON P7B 5N3	N/A

Ottawa	40 Concourse Gate Ottawa ON K2E 8A6	Weekly

New Brunswick	405 University Avenue Saint John NB E2K 1Z2	Every 4 Weeks

PEI	85 Fitzroy Street Charlottetown PEI C1A 1R6	N/A

Halifax	1940 Gottingen Street Halifax NS B3J 3B7	Every 4 Weeks

Newfoundland & Labrador	7 Wicklow St. St. John’s NL A1B 3Z9	Every 4 Weeks

Centre Name	Address	Min Pick up Frequency
Montreal	4045, boulevard Côte-Vertu Saint-Laurent QC H4R 2W7	Once a Week

Sainte-Foy	1009, route du Vallon Sainte-Foy QC G1V 5C3	Every 2 Weeks

SCHEDULE “C” - COMMERCIAL PRODUCT SPECIFICATIONS

Product	DIN	Specifications (Product Monograph Date)
Gamunex®	02247724	June 1, 2006

Plasbumin® - 5%	02189100	June 30, 2006

Plasbumin® - 25%	02189119	June 30, 2006

HyperHEPTM B	02230738	June 06, 2006

GamaSTAN®	02230579	June 06, 2006

SCHEDULE “D” - FRACTIONATION PRODUCTS AND PRICES

FOR FRACTIONATION PRODUCTS

(Plasma volumes and prices)

	[***] – [***] [***]	[***] – [***] [***]	[***] + [***]
IGIVnexTM	$[***]	$[***]	$[***]

Albumin	$[***]	$[***]	$[***]

The Price Per Unit of Measure may be adjusted in accordance with Section 9.2 of the Agreement.

For the purposes of this Schedule “D” the volumes shall be determined by the amount delivered by both CBS and HQ for fractionation in each contract year.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “E” - INVENTORY LEVELS

In this Schedule “Supplier Inventory Level” shall mean the amount of Commercial Product and Fractionation Products released by Supplier and by Health Canada, and kept in appropriate storage by Supplier at a site in Canada for the benefit of CBS. All amounts per week in this Schedule shall be determined by dividing the annual amount referenced in Section 3.4 of this Agreement by 52 and multiplied by the number of weeks set out in this Schedule.

Product by Vial Size	Target Inventory Level (weeks)	Supplier Inventory Level (weeks)		Shortage Level (weeks of CBS inventory)
Gamunex® / IGIVnexTM	[***]	[***]		[***]

Plasbumin® / Albumin	[***]	[***]	*(1)	[***]

HyperHepTM B S/D	[***]	[***]		[***]

GamaSTAN® S/D	[***]	[***]		[***]

*(1) Note – for year 1. For years 2 to 5 Supplier Inventory level will be [***] weeks.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “F” - VIAL SIZES SUBSTITUTION / WASTAGE

The parties hereby agree that the following clauses shall govern any Wastage as that term is described herein.

Wastage

1.          Wastage occurs when a specific vial size of a Product is not delivered by Supplier as provided for in the applicable Rolling Forecast, and the CBS inventory of that vial size falls below five (5) weeks’ coverage, resulting in CBS customer orders for that vial size being filled with the next available larger vial size (“Substitution”).

2.          In the event of wastage, Supplier shall compensate CBS (“Compensation”). The time period during which Supplier will compensate CBS (“Compensation Period”) will commence when the CBS inventory falls below five (5) weeks coverage due to the failure of Supplier to deliver to CBS as provided for in the applicable Rolling Forecast. The Compensation Period will end when sufficient Product is delivered to CBS to restore inventory to at least the five (5) week level.

3.          Compensation will be calculated as follows:

(a)   The number of vials of Product purchased in Substitution during the Compensation Period will be estimated by comparing the weekly demand for the vial size that is unavailable during the Compensation Period to the average weekly demand for that vial size during the previous twenty-six (26) weeks. In cases where inconsistent supply may result in the average weekly demand during the previous twenty-six (26) weeks not being representative of true demand, the parties will agree on another more applicable historical demand period;

(b)   The average price during the Compensation Period of the vial size that was being purchased in Substitution will then be compared to the average price during the Compensation Period of the vial size that was substituted for, and a price differential will be calculated (the “Price Differential”); and

(c)   The estimated number of vials purchased in Substitution during the Compensation Period as determined in (a), will be multiplied by the Price Differential as determinxed in (b) and this will be the total amount of Compensation owing by Supplier to CBS.

4.          Compensation may be in credit or free Product, as mutually agreed to by CBS and Supplier.

5.          This will be the mechanism for determining Compensation unless otherwise mutually agreed upon in writing by the parties.

SCHEDULE “G” - CUSTOMER SERVICE

Without limiting any of Supplier’s obligations at law, during the term of this Agreement, Supplier shall:

1.	maintain tracking procedures, as outlined in Appendix B.2.1 to the Supplier’s Proposal;

2.	adhere to the Pharmaceutical Advertising Advisory Board Code of Advertising Acceptance as well as related Health Canada guidelines for advertising requirements in Canada;

3.	provide a Medical Information Service, accessible and toll free, which responds to inquiries from CBS and HQ, physicians, nurses, allied health professionals and consumers about the Products;

4.

employ a cross-Canada field team, capable of providing service in both official languages, and maintain its established infrastructure including a Regulatory and Quality Assurance Team to handle all ongoing customer inquiries for scientific and medical information, in addition to Product complaint handling, and close each complaint by way of a written customer closure communication.

Urgent or non-urgent inquiries may be made to Supplier’s medical and scientific affairs personnel at their Customer Service number 1-866-482-5226 and attempts will be made by the Supplier customer service team to resolve the issue;

5.	staff its Quality Department with trained professionals responsible for the management of product complaints as outlined by standard operating procedures and Health Canada’s guidelines;

6.

maintain its role in educational programs for the health care providers and consumers in Canada who use the products, maintain and fund the Supplier’s educational programs in 2007, and maintain Canadian patient groups in response to the educational requests of the Canadian medical community and consumers in Canada in accordance with Appendix D2 of the Supplier’s Proposal;

7.	implement a comprehensive Business Continuity/Disaster Recovery (BC/DR) Program including an Influenza Pandemic Preparedness action plan has been developed and is in the process of being documented.

SCHEDULE “H” - VALUE ADD

Research Activities Inside Canada

Supplier shall maintain investments in research activities inside and outside of Canada and to the extent possible, Supplier shall make available to CBS and HQ opportunities to participate in joint R & D. Without limiting the generality of the foregoing, Supplier shall provide two collaborative initiatives with practical applications for improving healthcare in Canada:

1

The Talents Program, will support investigator-led trials conceived by researchers and clinicians with an interest in using IGIV. This peer reviewed and competitive program is fully funded and administered by Supplier research grants with annual support provided in the amount of $[***] US with scientists from CBS/HQ participating as part of the Talents Grant Review Committee. As members of this committee, these scientists would be part of a larger team-based approach to better understanding global issues in IGIV research, as well as continuing to promote research in Canada.

[***]

3.

Supplier shall, in lieu of the Partnership Fund provide an annual unrestricted grant of [***], to be shared by CBS and HQ on a pro-rata basis, to be administered by HQ and CBS. Such grant shall be payable at the start of each contract year.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “H” - VALUE ADD, continued

Additional Value Add

[***]

Hospital Data Collection Initiative

Supplier will jointly fund a hospital data collection initiative, to be managed by Canadian Blood Services, for the purpose of understanding IVIG utilization trends and patterns in hospitals. Supplier will also fund the development of IVIG utilization guidelines. Supplier will fund these initiatives proportionate to their Canadian IVIG market share.

Supplier will jointly fund a hospital data collection initiative, to be managed by CBS, for the purpose of understanding IVIG utilization trends and patterns in hospitals. Supplier will also fund the development of IVIG utilization guidelines. Supplier will fund these initiatives proportionate to their Canadian IVIG market share.

Maintenance of Current Programs

[***]

Supplier shall fund clinical/pre-clinical program spending of $[***] CDN in Canada during the contract term.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “I” - B-19 TESTING SERVICES

In this Schedule “I”:

“Samples” means the plasma sample which will be collected in a [***] by CBS and will be tested for parvovirus B19 by Supplier as described in this Schedule “I”.

“Elevated Manufacturing Pool” means a Plasma pool that yields parvovirus B19 viral load that exceeds [***].

Supplier will perform the B-19 -Testing Services described in this Schedule “I” at its Facility located in Raleigh, North Carolina (“Supplier Facility”), but may perform such Services at another location upon written notice to CBS.

SAMPLES AND PLASMA PROCESSING

1.	All Samples provided to Supplier must meet the specifications and packaging and shipping requirements set forth below (“Sample Specifications”).

Supplier has the right to refuse Samples not meeting specifications as set out in CBS Standard Operating Procedure (“CBS SOP”) 02106.

2.

CBS shall ensure that Samples of each Plasma unit to be collected by Supplier pursuant to the Fractionation Services Agreement are made available for pickup at the CBS Centres and conform to the Sample Specifications.

3.

Supplier shall have no liability or responsibility for delay in the performance of the Services or delay in the delivery of Fractionation Products resulting from CBS’ failure to provide the Samples in a timely manner.

4.

The Parties agree that it is desirable that the Samples remain viable for testing for a period of fifty six (56) days from freezing. Supplier agrees to continue to pursue validation of temperature specifications for Samples, so they remain viable for testing for a period of three (3), six (6) and twelve (12) months in a frozen state.

5.

All distribution costs, including without limitation, transportation costs, duties, excise, brokerage fees and customs, shall be borne by Supplier, provided that Supplier shall not be responsible for any additional costs arising from CBS’ failure to meet its obligations under this Supplemental Services Agreement in a timely manner and which are not attributable to any action or omission of Supplier.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “I” - B-19 TESTING SERVICES, continued

6.

In the event that CBS materially alters any of its SOPs affecting the collection of Samples to be used by Supplier for the performance of the Services during the Term of this Agreement, CBS must inform Supplier of the proposed change at least sixty (60) days in advance of implementing the change or, if such change is imposed by Health Canada within a shorter time frame, then CBS shall notify Supplier as soon as reasonably possible. CBS will work with Supplier to evaluate the consequences of any such change to the Services. Supplier shall submit to CBS the costs associated with the change in CBS’ SOP, including the cost of investigation such as additional validation work or pathogen safety research that may be required. CBS will notify Supplier if it accepts such costs.

LOSS

1.

CBS shall be responsible for and shall bear all risk of loss or damage to the Samples collected while such Samples are in its care, custody and control, including but not limited to any loss or damage resulting from the improper storage, handling, packing, crating, and/or blocking of the Samples at the CBS Centres.

2.

Supplier shall be responsible for and shall bear all risk of loss and damage to the Samples as soon as such Samples are picked up by Supplier’s carrier and during the period such Samples are in Supplier’s care, custody and control. This responsibility includes but is not limited to, any loss or damage resulting from the improper storage, handling, loading, blocking and/or transportation of the Samples, except as such loss or damage results from CBS’ actions or omission. Supplier shall ensure that the Samples are appropriately segregated and not intermingled with other samples which are being tested by Supplier for parties other than CBS.

3.

In the event that a minimum of one (1) clamshell holder of Samples is missing, where CBS admits that the Samples are missing due to CBS’ act or omission, and CBS cannot locate the Samples within ten (10) Business Days from the date Supplier notifies CBS of the missing Samples, Supplier will use its reasonable efforts to find a solution acceptable to CBS and to Supplier to avoid the loss of the corresponding Plasma. If the Samples are missing and it can be established that this occurred while Supplier was responsible for them, then Supplier shall have ten (10) Business Days to attempt to locate them, and failing this, Supplier shall provide Replacement Products according to this Agreement.

SCHEDULE “I” - B-19 TESTING SERVICES, continued

4.

Any Elevated Manufacturing Pools which are determined to be unsuitable by CBS will be destroyed. A root cause analysis on these pools will be performed by Supplier and the liability for such destroyed pools shall be as follows:

(i)

if the Elevated Manufacturing Pool resulted from Supplier’s action or omission, including but not limited to failure to interdict higher litre units, wrong units interdicted, misreading results, or system failure, then Supplier shall provide Replacement Fractionation Products pursuant to Section 6.12 of the Fractionation Services Agreement. The quantity of Replacement Fractionation Products from the Plasma rendered unusable shall be calculated as follows: the number of litres of Plasma destroyed multiplied by the year-to-date average yield from Plasma processed through the chromatography process (excluding re-processed lots);

(ii)

if the destruction of the Elevated Manufacturing Pool is necessitated because of any action or omission by CBS, including but not limited to mislabelling, cross- contamination at collection, and Supplier provides sufficient evidence of this to CBS’ reasonable satisfaction, then CBS shall bear the loss;

With respect to both (i) and (ii) above, each Party agrees to provide the other with its corrective and preventive action report and all related information to permit a full review of the findings.

	(iii)	[***]

TERM AND TERMINATION

CBS acknowledges that Plasma being processed by Supplier must be B19 tested. However, CBS reserves the right to terminate the portions of the Agreement relating to this Schedule on one hundred and eighty (180) days written notice. In the event of such termination, CBS will assume responsibility for ensuring that B19 testing meets the requirements of the Plasma Protein Therapeutic Association.

LIABILITY OF SUPPLIER

The Parties acknowledge that the Services are required by Supplier so that fractionation of Plasma may continue pursuant to the Fractionation Services Agreement. Therefore Supplier shall be liable for any failure in the performance of the Services. The provisions of Section 6.12 of the Fractionation Services Agreement shall govern Supplier obligations in the event Plasma is rendered unusable due to Supplier’s failure in the performance of the Services. In such an event, CBS’ sole legal recourse (in law and equity) and Supplier’s sole liability shall be limited to Supplier’s replacement of such Fractionation Products that are not permitted to be released.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “I” - B-19 TESTING SERVICES, continued

SERVICES

For each unit of Plasma shipped to Supplier, CBS will provide a Sample of processed whole blood in a PPT Vacutainer Tube. Supplier shall provide parvovirus B19 testing services for all Plasma shipped for fractionation. Testing will be done according to Supplier’s approved SOPs designed to remove high titre units to provide a Plasma pool that does not exceed [***] B19 units per mL. Interdiction of high titred plasma units will be based on the correlation of individual Sample disposition to plasma unit identifiers. No direct testing of individual plasma units shall occur.

POOLING

Supplier will resolve any high titre mini-pools to the high titre reactive Sample(s). Pooling will be conducted using the standard algorithm in place at the Supplier Facility for source plasma samples and in accordance with the Supplier SOPs provided to CBS.

TIMING

[***]

DATA MANAGEMENT / RESULTS

All interdicted high litre parvovirus B19 plasma units will be destroyed according to Supplier plasma destruction procedures that include destruction documentation, reconciliation and quality review that: will be made available to CBS. Supplier will bear the costs of the plasma unit destruction. Supplier will not provide individual test results to CBS.

SAMPLES MANAGEMENT

Supplier shall not use Samples for any purposes other than B19 testing. Samples will be destroyed by Supplier, at its own cost, according to Supplier’s destruction procedure that includes destruction documentation, reconciliation and quality review.

SAMPLE SPECIFICATIONS

1.	The Sample shall be collected by CBS in a [***].

2.

Supplier will accept Samples of a minimum volume of [***] of centrifuged whole blood. However, if the plasma yield is less than a volume of [***] Supplier may not be able to test the Sample. This may result in the destruction of the Plasma unit.

3.

The Sample shall be labelled by CBS with a barcode label having the same unique numerical identifier as the corresponding plasma unit. The positioning and design of the Sample tube label will be handled as set forth in CBS SOP 01101 Phlebotomy.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “I” - B-19 TESTING SERVICES, continued

4.	The Sample shall be centrifuged by CBS [***] in order to separate the plasma from the cellular components.

5.

The Samples shall be handled following the temperature specifications as set forth in CBS SOPs 02106 Manage Samples for B19 Testing, 05090 Prepare Parvovirus B19 Samples for Shipment to Fractionator and 05092 Ship Plasma to Fractionator, and as provided to Supplier.

SHIPPING LOGISTICS:

1.

Each Plasma unit consigned to Supplier must be accompanied by a Sample for B19 Testing. Upon discovery of, at minimum, a missing Sample clamshell holder during receipt of shipments at Supplier, Supplier will immediately contact CBS Director, Plasma Products and Services by telephone and facsimile transmission as stated in Subsection 10.0. b) i). CBS will have ten (10) Business Days to retrieve any missing Samples and ship, at their cost, any missing Samples. Such deviations to be reported back to CBS at the quarterly Fractionation meetings.

2.

The Samples shall be packed in a clamshell holder. Samples shall be packed for shipment in the same quantity aggregates as the plasma units (i.e. if a carton of plasma contains 28 plasma units, the corresponding Sample clamshell shall contain 28 Samples). Each sample clamshell shall be labelled with the same numerical identifier as the corresponding plasma case. CBS shall supply the Sample clamshell holder material.

3.

Sample clamshells (up to 24) shall be packed into sample boxes. The sample box shall be labelled, the content and position which arc described in CBS SOP 05090 Prepare Parvovirus B19 Samples for Shipment to Fractionator. Supplier shall provide the sample boxes.

4.	Plasma units and Samples shall be stored and pre-conditioned at -20°C or colder when consigned for pick up by Supplier as set forth in CBS SOP 05092 Ship Plasma to Fractionator.

5.

Samples for each Vendor Batch (Lot Number) will be shipped on the same stretch-wrapped pallet as the Plasma cases, packed in a separate carton on the top tier of cases and clearly identified as a Sample container.

6.	The shipping documents that will accompany each Vendor Batch (CBS Lot Number) are listed in CBS SOP 05092 Ship Plasma to Fractionator.

7.

If there is an issue with a Vendor Batch (CBS Lot Number) leading to the quarantine of the affected Vendor Batch for investigational or other purpose, only the affected Vendor Batch shall be affected (i.e. testing of other Vendor Batches remaining in the truck will not be delayed).

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “I” - B-19 TESTING SERVICES, continued

FEES

1.	Supplier may invoice CBS for the fees as set out in this Schedule below

2.

On April 1 of each year during the Term of this Supplemental Services Agreement, Supplier may, in its sole discretion, increase the fees for the Services up to the maximum of CPI over the previous calendar year.

All invoices shall be submitted in duplicate to CBS at the address first set out above to the attention of the Accounts Payable Department and each invoice shall:

(a)	reference the applicable Purchase Order if any and Agreement Number;

(b)	set out the details of the Services that are the subject of the invoice:

• Talecris Canada will invoice CBS 1/12th of the annual estimated cost based on the forecasted total number of Samples (base from litres forecast) in a contract year.

•

Talecris Canada will report the total number of Samples tested by the Supplier Facility on each monthly invoice. On a quarterly basis, Supplier will prepare a report outlining the reasons for a Sample not tested or removed (low volume, high titre, etc.) for the quarterly meetings.

• On a quarterly basis, a reconciliation of total actual Samples and the forecast volume will be completed with the difference either credited or debited through Supplier’s invoicing process.

(c)	set out the GST owing as a separate line item;

(d)	set out Supplier’s GST registration number; and

(e)	set out the PST (if applicable) owing as a separate line item.

On April 1 of each year during the Term of this Agreement Supplier may, in its sole discretion, increase the fees for the Services up to the maximum of CPI over the previous calendar year.

VOLUME OF SAMPLES ADJUSTMENTS

A year-end reconciliation, to be conducted within thirty (30) days of the contract year-end, to determine the number of Samples processed versus forecast, will form the basis for any necessary correction in either direction (if the annual volume of Samples falls into a lower category, the cost per Sample will be retroactively increased, if into a higher category, the cost per Sample will be retroactively decreased). If the result of the annual calculation determines that Supplier owes CBS, payment will be in IVIG and Albumin product at Net 30 days. If CBS owes Supplier, payment terms will be Net 30 days.

The total fee for the Testing Services shall be [***] per sample.

***CONFIDENTIAL TREATMENT REQUESTED